Exhibit 10.1

EXECUTION COPY

DATED          APRIL 2012

FLAGSTONE (GIBRALTAR) LIMITED

AND

ANV RISK BV

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

shares in Flagstone Holdings (UK) Limited

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CONTENTS

Clause                                                                                                 Page

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THIS DEED is made on          April 2012

BETWEEN:

(1)	FLAGSTONE (GIBRALTAR) LIMITED a company incorporated in Gibraltar whose registered office is at P.O. Box 147, Suite 1, Burns House, 19 Town Range, Gibraltar (the “Seller”); and

(2)	ANV RISK BV a company incorporated in The Netherlands whose registered office is at Luna Arena, Herikerbergweg 238, 1101CM Amsterdam, Zuidoost, The Netherlands (the “Purchaser”).

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, the Schedules and the Attachments to it:

“1861 Business Plan” means Lloyd’s Syndicate Business Forecast for Syndicate 1861 for the year of account for 2012;

“Accounts” means the audited financial statements of the Company, FSML and FCNL, comprising, to the extent contained therein, the balance sheet, profit and loss account and cash flow statement of each of those companies, together with the notes thereon and the associated directors’ reports and auditors’ reports as at and for the financial period ended on the Accounts Date;

“Accounts Date” means 31 December 2011;

“Agreement” means this Deed;

“Balance Sheet Date” means 31 March 2012;

“Books and Records” has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London and New York, New York;

“Business Information” means all information (in whatever form held) including (without limitation) all:

(i)	formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii)	customer lists, sales, marketing and promotional information;

(iii)	business plans and forecasts;

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(iv)	technical or other expertise; and

(v)	computer software and all accounting and tax records, correspondence, orders and inquiries;

 “Companies Acts” means the Companies Act 2006, the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

“Company” means Flagstone Holdings (UK) Limited, basic information concerning which is set out in Part A of Attachment 1 (Basic Information about the Company);

“Completion” means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date” means noon on the fifth Business Day following the day on which the last in time of the conditions listed in Schedule 1 (Conditions to Completion) shall have been satisfied or waived in accordance with this Agreement or such other time and/or date as the parties may agree;

“Consolidated Adjusted Net Tangible Asset Value” has the meaning given in sub-clause 5.2 (Consideration);

“CTA 2010” means the Corporation Tax Act 2010;

“Data Room” means all correspondence, documents and other information made available by the Seller for inspection by the Purchaser and its advisers in the on-line data room, the contents of which are listed in the Data Room Index and stored in the CD-ROM to be provided with the Disclosure Letter;

“Data Room Index” means the index detailing the contents of the Data Room in the agreed form;

“Deed of Indemnity” means the deed of indemnity dated the same date as this Agreement between the Seller and the Purchaser wherein the parties agree to cooperate to resolve certain matters listed therein;

“Disclosed” means disclosed with sufficient details to identify the nature and scope of the matter concerned;

“Disclosed Matters” means any fact, matter, circumstance or thing which is Disclosed in any Share Purchase Document (other than the Supplemental Disclosure Letter) or the documents listed in the Data Room Index (other than the documents at Sections 9.10, 9.10.1, .9.10.2 and 9.10.3 of the Data Room), or treated by the Disclosure Letter as being Disclosed;

“Disclosure Letter” means the letter dated the same date as this Agreement written by the Seller to the Purchaser for the purposes of sub-clause 8.1 (Purchaser’s remedies and Seller’s limitations on liability) and delivered to the Purchaser’s Solicitors before the execution of this Agreement;

“Employees” means any individuals employed by the Target Group on or before the date of this Agreement plus any individuals who have become employed by the Target Group prior to Completion, but, in relation to the repetition of the Warranties at Completion only, excluding any individuals who cease to be employed by the Target Group prior to Completion; and “Employee” shall mean any one of them;

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“FCNL” means Flagstone Corporate Name Limited;

“Flagstone Brazil” means Flagstone do Brasil Marketing Ltda;

“FSA” means the Financial Services Authority;

“FSA Rules” means the rules from time to time made by the FSA under FSMA so far as they are applicable to any member of the Target Group;

“FSMA” means the Financial Services and Markets Act 2000;

“FSML” means Flagstone Syndicate Management Limited;

“HMRC” means Her Majesty’s Revenue & Customs;

“Independent Accounting Firm” has the meaning given in sub-clause 5.2(f);

“Information Technology” means computer hardware, software and networks;

“Intellectual Property” means patents, trade marks, rights in designs, copyrights, database rights (whether or not any of these are registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Intra-Group Contracts” means any of the agreements set out in Attachment 3;

“Lease” has the meaning given in sub-paragraph 18.2 of Schedule 3 (Warranties);

“Leakage” means

(a)	any dividend, or distribution declared, paid or made to the Seller by any member of the Target Group or any return of capital by any member of the Target Group to the Seller;

(b)	any repurchase or redemption of shares by any member of the Target Group giving rise to a payment to the Seller or to any other member of the Retained Group;

(c)
any payments made (including management, monitoring, service or directors' fees), or agreed to be made, by any member of the Target Group to (or assets transferred to or liabilities assumed indemnified or incurred by any member of the Target Group for the benefit of) the Seller or any other member of the Retained Group (or any director, officer or employee of the Seller or any other member of the Retained Group), other than any Permitted Leakage Payment;

(d)
the waiver, or agreement to waive (whether conditional or not), by any member of the Target Group of any amount owed to that member of the Target Group by the Seller or any other member of the Retained Group; and

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(e)
the payment, or agreement to pay, by any member of the Target Group of any professional fees, management transaction bonuses or other transaction costs or expenses specifically or exclusively incurred in connection with the transactions contemplated by this Agreement but excluding, for the avoidance of doubt, the retention payments payable in accordance with the documents disclosed at section 14.5.10 of the Data Room;

“Lloyd’s” means the Society incorporated under the Lloyd’s Act 1871 by the name of Lloyd’s;

“Lloyd’s Regulation” means the Lloyd’s Acts 1871 to 1982 and all Lloyd’s byelaws, regulations, codes of practice, directions, conditions and requirements applicable to FSML or FCNL from time to time;

“Managing Agent’s Agreement” means a managing agent’s agreement in Lloyd’s standard form as prescribed by Lloyd’s Regulation;

“March 31 Balance Sheet” has the meaning given in sub-clause 5.2 (Consideration) ;

“Material Adverse Change” means: (i) a material breach by FSML of the performance framework of minimum standards, resulting in Lloyd's revoking (or announcing its decision to revoke) FSML’s licences and approvals to act as a managing agent; (ii) FSA revoking (or announcing its decision to revoke) FSML's permissions under Part IV of FSMA; or (iii) the cessation of trading of the Target Group; or (iv) a material breach by the Seller of sub-clause 4.1 of this Agreement (provided that, for such purposes, a breach shall be a material breach only if such breach is of such seriousness, magnitude and impact that it is material in the context of the transactions contemplated by the Share Purchase Documents taken as a whole);

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Target Group taken as a whole (or Purchaser and the Target Group taken as a whole) excluding, in any such case, any event, circumstance or change resulting from (i) any Disclosed Matter(s), (ii) changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions, (iii) changes in laws, regulations, accounting or actuarial practices, (iv) changes, circumstances or events resulting in liabilities under property or casualty insurance or reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm or other effects of weather or acts of God, attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (v) any change or announcement of a potential change in the Company's or any Subsidiary's credit, capital or financial strength rating, or (vi) any transaction contemplated by the Share Purchase Documents or the change in control resulting from the sale and purchase of the Shares, except, in the case of (ii), (iii) and (iv) above, to the extent such effect referred to therein has had a materially disproportionate impact on the business, financial condition or results of operations of the Target Group taken as a whole, relative to other companies and businesses operating in the same industry as the Target Group.  In addition to the foregoing, the determination of the monetary value or impact of any change or event pursuant to the preceding sentence shall be based solely on the actual monetary value of such change or event (including, where such change or event could reasonably be expected to recur in the future, the present value of the future monetary value of the recurrences of such change or event), on a pound for pound basis, and shall not take into account (i) any multiplier valuation, including, without limitation, any multiple based on earnings or other financial indicia or (ii) any consequential damages, consequential losses or other consequential valuation;

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“Member” means an underwriting member of Lloyd’s including a corporate member;

“Notice of Disagreement” has the meaning given in sub-clause 5.2(d) (Consideration);

 “OTPP” means Ontario Teachers' Pension Plan Board;

“Permitted Leakage Payment” means:

(a)	any payment by any member of the Target Group pursuant to any of the Intra-Group Contracts;

(b)
any payment by any member of the Target Group pursuant to any contract of reinsurance entered into between a member of the Target Group and a member of the Retained Group prior to the date of this Agreement;

(c)	any usual payment made to Anthony Latham in his capacity as a director of any member or members of the Target Group, consistent with past practice and not exceeding £25,000 in aggregate;

(d)	any payments by any member of the Target Group pursuant to the Steps Plan and in accordance with clause 33; and

(e)
any payment in respect of which a provision, reserve or accrual has been included in the March 31 Balance Sheet to the extent the same has been taken into account in determining the Consolidated Adjusted Net Tangible Asset Value;

“Prior Acquisition Date” means the date on which the Company completed the sale and purchase of the shares in FSML pursuant to the Share Purchase Agreement dated 17 October 2008;

“Proceedings” has the meaning given in sub-clause 29.1;

“Property” or “Properties” means freehold, leasehold or other immovable property in any part of the world;

“Proprietary Software” means software in which any member of the Target Group owns any Intellectual Property;

“Purchase Price” has the meaning given in sub-clause 5.1 (Consideration);

“Purchaser’s Group” means the Purchaser, its subsidiaries, any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time (including, following Completion, members of the Target Group) but excluding OTPP and its group undertakings (other than the Purchaser and its subsidiaries);

“Purchaser’s Solicitors” means Reynolds Porter Chamberlain LLP;

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“Purchaser’s Warranties” means those warranties set out in Schedule 5;

“Related Person” means in relation to any party, its subsidiaries, any party’s holding companies and all other subsidiaries of any such holding company but excluding OTPP and its group undertakings (other than the Purchaser and its subsidiaries);

“Relevant Claim” means a claim made by the Purchaser against the Seller under the Warranties or the Tax Covenant;

“Relevant Property” means the Property or Properties referred to in Attachment 2 (Relevant Properties);

“Retained Group” means Flagstone Reinsurance Holdings, S.A. and its subsidiaries from time to time, excluding the Target Group;

“Seller’s Solicitors” means Sidley Austin LLP;

“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Share Purchase Documents” means this Agreement, the Tax Covenant, the Disclosure Letter, any Supplemental Disclosure Letter, the Transitional Services Agreement, Deed of Indemnity and any other documents entered into pursuant to any of them;

“Shares” means all the issued shares in the capital of the Company;

“Subsidiary” means at any relevant time any then subsidiary or subsidiary undertaking of the Company, basic information concerning each current subsidiary and subsidiary undertaking of the Company being set out in Part B of Attachment 1 (Basic information about the Subsidiaries);

“Supplemental Disclosure Letter” means any letter from the Seller to the Purchaser supplementing the Disclosure Letter, delivered to the Purchaser in accordance with sub-clause 8.2;

“Syndicates” means Lloyd’s syndicates 1861 and 1969 and “Syndicate” shall be construed accordingly;

“Target Group” means the Company and all its Subsidiaries;

“Tax” has the meaning given to that expression in the Tax Covenant;

“Tax Authority” has the meaning given to that expression in the Tax Covenant;

“Tax Claim” means a claim under the Tax Covenant or for breach of a Tax Warranty;

“Tax Covenant” means the tax covenant in the agreed form;

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules or computations), including any information return, claim for refund, amended return or declaration of estimated Tax;

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“Tax Warranties” means the Warranties set out in paragraph 20 of Schedule 3 (Warranties) and “Tax Warranty” shall be construed accordingly;

“Transitional Services Agreement” means the transitional services agreement to be entered into at Completion between Flagstone Finance S.A. on the one hand and the Purchaser and/or certain members of the Target Group on the other hand in the agreed form;

“VAT” means value added tax as provided for in Directive 2006/112/EC and charged in accordance with the provisions of VATA 1994 and any Tax of a similar nature which is introduced in substitution of or in addition to such Tax;

“VATA 1994” means the Value Added Tax Act 1994;

“Warranties” means the warranties set out in Schedule 3 (Warranties) given by the Seller; and

“Wider Purchaser Group” has the meaning given to it in sub-clause 18.1; and

“Working Hours” means 9.30 a.m. to 5.30 p.m. (United Kingdom time) on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(a)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs, sub-paragraphs of and Schedules and Attachments to, this Agreement;

(b)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(c)	reference to “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(d)
references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(e)	use of any genders includes the other genders;

(f)
references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax;

(g)
the expressions “accounting reference date”, “accounting reference period”, “allotment”, “debentures”, “group undertaking”, “holding company”, “paid up”, “profit and loss account”, “subsidiary”, “subsidiary undertaking” and “wholly owned subsidiary” shall have the meaning given in the Companies Acts, and the definition of “body corporate” shall have the meaning given in section 1173 Companies Act 2006;

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(h)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of sections 1122 and 1123 CTA 2010;

(i)	references to writing shall include any modes of reproducing words in a legible and non transitory form;

(j)	unless otherwise expressly stated, references to times of the day are to London time;

(k)	headings to clauses, sub-clauses, Schedules and Attachments are for convenience only and do not affect the interpretation of this Agreement;

(l)
the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments;

(m)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(n)	references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification by the Purchaser and the Seller;

(o)	“reinsurance contract” includes a reinsurance contract or arrangement; and

(p)	words such as "include" or "including" are to be construed without limiting the generality of the preceding words.

2.	SALE AND PURCHASE

2.1
Upon and subject to the terms and conditions of this Agreement, the Seller shall sell and the Purchaser shall purchase the Shares with effect from Completion together with all rights attached or accruing to them at Completion, including the right to receive any and all dividends or distributions declared, made or paid on or after the date of this Agreement.

2.2	The Shares shall be free from all charges and encumbrances.

2.3
The Seller waives all rights of pre-emption over any of the Shares conferred upon it by the articles of association of the Company or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over any of the Shares are waived.

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3.	CONDITIONS

3.1	The sale and purchase of the Shares pursuant to this Agreement is in all respects conditional upon those matters listed in Schedule 1 (Conditions to Completion).

3.2
(a)The Seller will fulfil or procure the fulfilment of the condition listed in sub-paragraph 5 of Schedule 1 (Conditions to Completion) and will use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in sub-paragraph 6 and 8 of Schedule 1 (Conditions to Completion), each such condition to be fulfilled as soon as possible and in any event within 93 Business Days following acknowledgement by the FSA of receipt of the change in control application(s) referred to in sub-clause 3.6 and submitted to it  and will notify the Purchaser upon satisfaction of such conditions.

(b)
The Purchaser will use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in sub-paragraphs 1, 2, 3, 4, 7, 8, 9 and 10 of Schedule 1 (Conditions to Completion) as soon as possible and in any event within the period of 93 Business Days following the acknowledgement by the FSA of receipt of the change in control application(s) referred to in clause 3.6 and submitted to it and will notify the Seller upon satisfaction of each such condition.

3.3
The Purchaser may waive in writing in whole or in part any of the conditions listed in sub-paragraph 5 of Schedule 1 (Conditions to Completion). The conditions set out in sub-paragraphs 1, 2, 3, 4, 6, 7 or 8 of Schedule 1 (Conditions to Completion) may not be waived by either party. The parties may by written agreement between them waive, in whole or in part, the conditions set out in sub-paragraphs 9 and 10 of Schedule 1 (Conditions to Completion). The Purchaser shall, after the execution of this Agreement, use all reasonable endeavours to identify (or procure that there shall be identified) as soon as reasonably practicable after execution of this Agreement a definitive list of all filings, notifications, consents, approvals and similar matters required to be submitted and/or obtained in connection with the satisfaction of the condition listed in sub-paragraph 10 of Schedule 1 (the “Filings and Consents”).  Upon identification of any Filing and Consent, the Purchaser shall, without prejudice to its other obligations hereunder, use all reasonable endeavours to make and obtain such Filing and Consent as soon as possible and in any event within 93 Business Days following acknowledgement by the FSA of receipt of the change in control application(s) referred to in sub-clause 3.6. The Seller shall, subject to reimbursement by the Purchaser of the Seller’s reasonable costs and expenses, (i) co-operate with the Purchaser in good faith in connection with the identification of the requisite Filings and Consents, and (ii) provide all such information as the Purchaser may reasonably request concerning the Target Group as the Purchaser shall reasonably require for such purposes.

3.4
Each of the Seller and the Purchaser undertakes to disclose in writing to the other anything which will or may prevent any of the conditions set out in Schedule 1 (Conditions to Completion) from being satisfied within the period of 93 Business Days following acknowledgement by the FSA of receipt of the change in control application(s) referred to in sub-clause 3.6, as soon as reasonably possible and in any event within 3 Business Days after it comes to the notice of either of them.

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3.5
If any of the conditions (save for those the fulfilment of which has been waived by the Seller or the Purchaser (as the case may be) in accordance with this Agreement) is not fulfilled, on or before 5.00 p.m. on 31 August 2012 then this Agreement shall automatically terminate whereupon, without limiting the parties’ rights, powers or remedies provided by law or under this Agreement, all obligations of the parties under this Agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

3.6
As soon as reasonably practicable after signing the Agreement (and with the firm intention of doing so within 10 Business Days), the Purchaser shall provide to the Seller a copy (complete save for matters redacted for confidentiality reasons of OTPP only) of each change of control application submitted to the FSA and/or Lloyd’s (as the case may be) and evidence, in a form satisfactory to the Seller (acting reasonably) that such change of control application has been acknowledged as being received (a) by the FSA and/or (b) by Lloyd’s (as the case may be).

3.7	Without limitation to the Purchaser’s obligations under sub-clauses 3.2(b) and 3.4, the Purchaser agrees:

(a)	to respond to any questions or comments from the FSA or Lloyd’s in relation to the change of control applications made to them as soon and as fully as practicable;

(b)	to copy to the Seller within 1 (one) Business Day of them being sent or received (as applicable), all notifications, submissions, responses and communications with the FSA and Lloyd’s;

(c)	to keep the Seller informed on a weekly basis as to the progress of the applications made to the FSA and Lloyd’s; and

(d)
to permit the Seller’s attendance at meetings with the FSA and Lloyd’s unless prohibited by the FSA or Lloyd’s and except to the extent that matters which are confidential to the Purchaser or OTPP are discussed in such meeting.

3.8
The Seller agrees to provide such information about the Target Group and the Retained Group as is reasonably necessary to enable the Purchaser to make applications and provide responses to the FSA and Lloyd's and the Purchaser shall otherwise maintain confidential any information provided by the Seller pursuant to this sub-clause 3.8 in accordance with clause 23.

4.	CONDUCT OF BUSINESS BEFORE COMPLETION

4.1
The Seller shall procure that between the date of this Agreement and Completion each member of the Target Group, other than any which are dormant or non-trading, shall carry on business in the ordinary course and in accordance with all applicable legal and regulatory requirements and, in particular, but without limitation each member of the Target Group shall not do or agree to any of the following except, in each case, as required or permitted under any Share Purchase Document or with prior consent in writing of the Purchaser, for the avoidance of doubt, including any acts or omissions in accordance with clause 33, (such consent not to be unreasonably withheld, conditioned or delayed and provided that any action by a member of the Target Group or the Seller taken at the written request of the Purchaser shall be deemed to have the consent of the Purchaser):

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(a)
any offer by a member of the Target Group or any member of the Retained Group to engage any new employee or enter into a retainer with a consultant to carry out duties in relation to the business of the Target Group or, save in respect of a dismissal for cause, any dismissal by a member of the Target Group or any member of the Retained Group of any Employee or consultant carrying out duties in relation to the business of the Target Group;

(b)	any material change to the 1861 Business Plan;

(c)	any disposal of any interest in any material part of the business and undertaking of the Target Group;

(d)
the entering into, termination or variation (in each case other than in the ordinary course of its insurance and reinsurance business) of any material contract or commitment or the entering into of any long-term liability (in excess of three months) relating to or affecting the business of the Target Group, save that this paragraph shall not permit the entering into, termination or variation of any reinsurance contract with any member of the Retained Group;

(e)	except in the ordinary course of its insurance and reinsurance business in relation to its investment portfolio any acquisition of any share or interest in any company, partnership, or other venture;

(f)	modify the rights attached to the Shares;

(g)	create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things;

(h)	declare, pay or make a dividend or distribution;

(i)	pass a shareholders' resolution;

(j)	amend the terms and conditions of employment or pension benefits of any Employee or provide, or agree to provide, any gratuitous payment or benefit to any Employee (or any of their dependants);

(k)
except in the ordinary course of its insurance and reinsurance business institute, compromise, settle, release, discharge or compound any civil, criminal, arbitration or other proceedings or any liability, claim, action, demand or dispute, or waive any right in relation to any of the foregoing;

(l)	amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing;

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(m)
except in the ordinary course of its insurance and reinsurance business give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligation;

(n)
enter into an agreement, arrangement or obligation (legally enforceable or not) in which: (i) the Seller or any other member of the Retained Group; and (ii) a director or former director of the Target Group or the Retained Group or a person connected with any such director or former director is interested; or

(o)
knowingly do or omit to do, or knowingly cause to be done or omitted to be done, any act or thing which the Seller knows would result in any Warranty being untrue or inaccurate when repeated immediately prior to Completion, provided that (A) the Seller shall not be in breach of this sub-clause 4.1(o) if (i) the relevant act or thing was done, omitted to be done (or caused to be done or omitted to be done) in order to comply with any legal or regulatory requirement or any legally binding agreement entered into by a member of the Target Group prior to the date of this Agreement or any duty of a member of the Target Group existing or arising in the ordinary course of business, or (ii) the relevant act, thing or omission was not reasonably capable of being prevented or avoided and (B) for the avoidance of doubt, neither (i) the termination of the employment of any Employee for cause after the execution of this Agreement nor (ii) the resignation of any Employee after the execution of this Agreement shall give rise to any breach of this sub-clause 4.1(o).

4.2
From the date of this Agreement and until Completion the Seller shall (to the extent permitted by applicable law and regulation) keep the Purchaser informed as to all material developments in the operation of the business of the Target Group and shall, at the Purchaser’s cost, provide, or procure the provision of, such information regarding the business and affairs of the Target Group as the Purchaser may reasonably require (including without limitation in relation to claims handling and correspondence with regulators), provided that the obligations of the Seller under this sub-clause 4.2 shall not extend to allowing access to any information which relates to any member of the Retained Group or its activities otherwise than in connection with the Target Group. All information received by the Purchaser under this sub-clause 4.2 shall be treated as confidential by the Purchaser and shall not be disclosed to any third party without the Seller’s prior written consent at any time prior to Completion and the provisions of clause 23 shall apply to all such information.

4.3	The Seller shall procure that each member of the Target Group that is dormant or non-trading shall not cease to be dormant or non-trading prior to Completion.

5.	CONSIDERATION

5.1
The aggregate consideration to be paid by the Purchaser to the Seller for the Shares shall be equal to the sum of (x) the lesser of (i) Consolidated Adjusted Net Tangible Asset Value (as defined and definitively determined pursuant to sub-clause 5.2 below) of the Target Group and (ii) £10.5 million, and (y) £25.5 million (such sum, the “Purchase Price”). The Purchase Price, which is capped at £36 million, shall be paid by the Purchaser to the Seller on the Completion Date in cash.  For the avoidance of doubt, if the Consolidated Adjusted Net Tangible Asset Value is a negative integer, it shall be deducted from the amount of £25.5 million to arrive at the Purchase Price.

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5.2	The Consolidated Adjusted Net Tangible Asset Value shall be determined as follows:

(a)
as soon as practicable following 31 March 2012 and the close of the Company's books in respect of the three-month period then ended, but in any event not later than 25 April 2012, the Seller shall deliver to the Purchaser both a consolidated balance sheet as at 31 March 2012 and a consolidated profit and loss statement of the Target Group for the three months ended 31 March 2012, each of which shall be unaudited (the unaudited balance sheet of the Target Group prepared in accordance with sub-clause 5.2(b) below, the “March 31 Balance Sheet”);

(b)
for purposes of this Agreement, “Consolidated Adjusted Net Tangible Asset Value” means an amount equal to the excess of the Company’s consolidated assets as shown on the March 31 Balance Sheet (excluding intangibles, goodwill and any deferred corporate tax assets) over the Company’s liabilities as shown on the March 31 Balance Sheet (excluding any current or deferred corporate tax liabilities of FCNL relating to the 2009 Year of Account). The March 31 Balance Sheet shall be prepared on a going concern basis in accordance with the accounting principles, policies, practices, estimation techniques and methodologies used to prepare the financial statements of the Company in the ordinary course of business consistent with U.S. generally accepted accounting principles, consistently applied, and on a basis consistent with the past practice of the Company, including the preparation of the financial statements of the Company for submission to the Retained Group for inclusion in the Form 10Q filed on a quarterly basis with the U.S. Securities and Exchange Commission by the Retained Group pursuant to U.S. securities laws (referred to by the Retained Group as the “quarterly SRM”) (such principles, policies, practices, estimation techniques and methodologies, the “Bases of Preparation”);

(c)
following the delivery by the Seller to the Purchaser of the March 31 Balance Sheet, reflecting the Consolidated Adjusted Net Tangible Asset Value, the Seller shall give the Purchaser, and any authorised representatives of the Purchaser, full access at reasonable times to the books, working papers and records of the Target Group relating to the March 31 Balance Sheet and to the personnel who prepared the March 31 Balance Sheet for the purposes of reviewing and resolving any disputes relating to the calculation of the Consolidated Adjusted Net Tangible Asset Value.  The Seller shall also use its reasonable efforts to procure access for the Purchaser to the statutory auditors of the Target Group to the extent such auditors’ performed work on the financial statements of the Company as included in the financial statements prepared by the Retained Group, for the three month period ended 31 March 2012 as published in the Form 10-Q filed by the Retained Group with the U.S. Securities and Exchange Commission. Such access by the Purchaser will be subject to appropriate release and/or hold harmless arrangements to be entered into between the Purchaser and the Seller’s statutory auditors;

(d)
the March 31 Balance Sheet, as prepared and delivered by the Seller, shall become final and binding upon the parties on the 20th day following delivery thereof, unless the Purchaser gives written notice of its disagreement (a “Notice of Disagreement”) to the Seller before such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted;

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(e)
if a Notice of Disagreement is received by the Seller within the period specified in clause 5.2(d), then the March 31 Balance Sheet (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Purchaser on the earlier of: (i) the date the Seller and the Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement; or (ii) the date any disputed matters are finally resolved in writing by the Independent Accounting Firm selected as provided in sub-clause 5.2(f) below. During the 20 day period following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period the Seller, and any authorised representatives of the Seller, shall have full access at all reasonable times to the working papers of the Purchaser prepared in connection with the Notice of Disagreement and to the personnel who prepared the Notice of Disagreement;

(f)
if the Purchaser and the Seller are unable to resolve any disagreements within 20 days after the Purchaser delivers a Notice of Disagreement, the Purchaser and the Seller shall submit the dispute for resolution to such internationally recognised accounting firm as the Parties may then agree, provided that if the parties cannot agree then the internationally recognised accounting firm (with an established actuarial capability) shall be as chosen by the President of the ICAEW on the application by either party (the firm ultimately chosen, the “Independent Accounting Firm”); provided only that in no event shall a firm be selected which at that time is engaged by either the Purchaser or the Seller, unless the party disadvantaged by the existing relationship expressly agrees to such choice. The Independent Accounting Firm shall review the March 31 Balance Sheet  with a view to confirming that it was prepared in accordance with the Bases of Preparation and shall, to the extent it is unable to confirm the same, determine the matters which remain in dispute and were set forth in the Notice of Disagreement. The Purchaser and the Seller shall use all reasonable efforts to cause the Independent Accounting Firm to resolve all such matters in dispute as soon as practicable (and, to enable it to do so, each shall provide all such assistance and information as the Independent Accounting Firm may reasonably require), but in any event within 30 days after the submission of the dispute to the Independent Accounting Firm. The resolution of such matters in dispute and the determination of the Consolidated Adjusted Net Tangible Asset Value by the Independent Accounting Firm shall be final and binding on the Purchaser and the Seller; and

(g)	The Purchaser and the Seller shall each pay one-half of the fees and expenses of the Independent Accounting Firm.

5.3
In the event of any Leakage in the period between the Balance Sheet Date and Completion then the Seller shall within 10 Business Days on demand by the Purchaser pay to the Purchaser an amount in cash equal to the amount of Leakage received by it (or on its behalf) or by any member of the Retained Group. All sums payable by the Seller pursuant to this sub-clause 5.3 shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event or in the event that the Purchaser shall incur any liability for Tax chargeable or assessable in respect of any payment pursuant to this sub-clause 5.3, the Seller shall at the same time pay such additional amounts as shall be required to ensure that the net amount received and retained by Purchaser (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred.

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5.4
Any payment made by either party to the other party (or as it shall direct) under this Agreement or under the Tax Covenant or Deed of Indemnity shall (so far as possible) be treated a further adjustment to the consideration for the Shares to the extent of the payment.

6.	COMPLETION

6.1
Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors at Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA or at such other place as the parties may agree.

6.2
At Completion the Seller shall do those things listed in Part A (Seller’s obligations) of Schedule 2 (Completion arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements).

6.3
The Purchaser shall not be obliged to complete this Agreement unless the Seller complies with the requirements of sub-clause 6.2 and Part A (Seller’s obligations) of Schedule 2 (Completion arrangements) and the Seller shall not be obliged to complete this Agreement unless the Purchaser complies with the requirements of sub-clause 6.2 and Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements).

6.4
Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously, save that this sub-clause 6.4 shall not entitle either party to avoid its obligations under this Agreement to sell or purchase the Shares by failing to perform any of their respective obligations in Part A and Part B of Schedule 2.

6.5	If the obligations of the Seller under sub-clause 6.2 and Part A (Seller’s obligations) of Schedule 2 (Completion arrangements) are not complied with on the Completion Date the Purchaser may:

(a)	defer Completion (so that the provisions of this clause 6 (Completion) shall apply to Completion as so deferred); or

(b)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(c)	terminate this Agreement by notice in writing to the Seller.

6.6
If this Agreement is terminated in accordance with sub-clause 6.5, then, without limiting the Purchaser’s rights, powers or remedies provided by law or under this Agreement, all obligations of the Purchaser under this Agreement shall end except for those expressly stated to continue without limit in time or for a specified period, but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist including, but not limited to the parties rights and liabilities in respect of any breach of this Agreement.

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6.7	If the obligations of the Purchaser under sub-clause 6.2 and Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements) are not complied with on the Completion Date the Seller may:

(a)	defer Completion (so that the provisions of this clause 6 (Completion) shall apply to Completion as so deferred); or

(b)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(c)	terminate this Agreement by notice in writing to the Purchaser.

6.8
If this Agreement is terminated in accordance with sub-clause 6.7, then, without limiting the Seller’s rights, powers or remedies provided by law or under this Agreement, all obligations of the Seller under this Agreement shall end except for those expressly stated to continue without limit in time or for a specified period, but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist including, but not limited to the parties rights and liabilities in respect of any breach of this Agreement.

7.	SELLER’S WARRANTIES AND COVENANTS

7.1	The Seller warrants to the Purchaser that each of the Warranties is true and accurate at the date of this Agreement.

7.2	The Warranties shall be deemed to have been repeated immediately prior to Completion by reference to the facts and circumstances then subsisting.

7.3	The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on the Warranties.

7.4
Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

7.5
In each Warranty, where any statement is qualified as being made “so far as the Seller is aware” or any similar expression, such statement shall be deemed to refer to the actual knowledge or awareness of Karl Grieves, Richard Housley, Patrick Boisvert, Guy Swayne and Farid Aziz Ibrahim.

7.6	Unless expressly permitted (in writing) by the Purchaser, the Seller shall not and undertakes to procure that each member of the Retained Group will not:

(a)
within one year after the date of Completion, actively solicit the custom of any person who during the 12 months ending on the date of Completion has placed insurance or reinsurance business through Lloyd's with any member of the Target Group in respect of insurance or reinsurance business substantially the same as that underwritten for that person by any member of the Target Group; or

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(b)
within one year after the date of Completion, solicit or entice away or employ any Employee from the employment of the Company or any employee of any other member of the Purchaser's Group.  The placing of an advertisement of a post available to members of public generally and recruitment of a person through an employment agency shall not constitute a breach of this sub-clause 7.6, provided that no member of the Retained Group, or any of their respective officers and employees, encourages or advises (i) such agency to approach any Employee, or (ii) any Employee or any such employee to approach such agency.

8.	PURCHASER’S REMEDIES AND SELLER’S LIMITATIONS ON LIABILITY

8.1
The Seller shall not be liable under the Warranties given pursuant to sub-clause 7.1 or 7.2 in relation to any fact, matter, circumstance or thing forming, or which may form, the subject matter of a claim thereunder to the extent that the same or circumstances giving rise thereto are Disclosed (or treated as Disclosed) in or pursuant to the Disclosure Letter, including any schedules and attachments thereto.

8.2
During the period between execution of this Agreement and Completion the Seller shall be permitted to amend (but only in respect of any fact, matter, circumstance or thing which arises or occurs after the execution of this Agreement) the Disclosure Letter (and the documents disclosed pursuant thereto) through the delivery to the Purchaser of one or more Supplemental Disclosure Letters in order to qualify any Warranty given pursuant to sub-clause 7.2 (but not sub-clause 7.1).

8.3
The Seller shall not be liable in respect of any claim or claims under the Warranties, as the case may be, if and to the extent that the limitations referred to in sub-clauses 8.1, 8.2 or set out in Schedule 4 (Limitations on the Seller’s liability) apply. The Seller shall not be liable in respect of any claim or claims under the Tax Covenant if and to the extent that the limitations set out in Schedule 4 apply.

8.4
Without prejudice to any other limitation of the Seller's liability under this Agreement, the Seller shall be not liable for any claim for breach of the Warranties if and to the extent that the Purchaser or any of its Related Persons is actually aware at the date of this Agreement of the fact, matter, event or circumstance which is the subject matter of, or gives rise to, the claim and that the fact, matter, event or circumstance could reasonably be expected to amount to, or give rise to, a claim. For the purposes of this sub-clause 8.4 such awareness shall be deemed to refer to the actual knowledge or awareness of Charles Fry, Grady Womack, Annette Goodreau, Paul Cusition, and Jochi Jimenez.

8.5
The Seller waives and may not enforce a right which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by the Target Group or a director, officer or employee of the Target Group to the Seller for the purpose of assisting the Seller to give a Warranty.

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9.	PURCHASER’S WARRANTIES AND COVENANTS

9.1
The Purchaser warrants to the Seller that each of the Purchaser’s Warranties is true and accurate. The Purchaser acknowledges that the Seller is entering this Agreement in reliance on the Purchaser’s Warranties.

9.2
Unless expressly permitted (in writing) by the Seller, the Purchaser shall not and undertakes to procure that each member of the Purchaser's Group will not during the period from the date of this Agreement until one year after the date of Completion solicit or entice away any employee from the employment of the Seller or any other member of the Retained Group. The placing of an advertisement of a post available to members of public generally and recruitment of a person through an employment agency shall not constitute a breach of this sub-clause 9.2, provided that no member of the Target Group, or any of their respective officers and employees, encourages or advises (i) such agency to approach any employee of the Seller or any member of the Retained Group as the case may be or (ii) any employee of the Seller or any member of the Retained Group as the case may be, to approach such agency.

10.	TERMINATION RIGHTS

Termination of this Agreement

10.1
Save in the case of fraud or fraudulent concealment, or in accordance with sub-clauses 3.5 or 6.5(c) or this clause 10, the Purchaser shall not be entitled to terminate or rescind any Share Purchase Document.

10.2	If:

(a)
the Seller is in breach of any of the Warranties given as at the date of this Agreement (subject to the Disclosed Matters and provided that no member of the Purchaser’s Group was actually aware as at the date of this Agreement of the failure of any such Warranties to be true or accurate), which breach has had or could reasonably be expected to have a Material Adverse Effect; or

(b)
there shall occur (or has occurred) any act, omission, event, matter or thing which would, or would but for their disclosure, constitute or give rise to a breach of any of the Warranties when they are deemed to be repeated immediately prior to Completion, which breach has had or could reasonably be expected to have a Material Adverse Effect; or

(c)
a Supplemental Disclosure Letter discloses any fact, matter, circumstance or thing which would, or would but for such disclosure, constitute a breach of the Warranties when the Warranties are deemed to be repeated immediately before Completion, which breach has had or could reasonably be expected to have a Material Adverse Effect; or

(d)	a Material Adverse Change occurs,

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then, in any such case, the Purchaser shall be entitled to give notice in writing to the Seller, within five Business Days of becoming actually aware of the relevant matter(s), stating that the Seller shall have 20 Business Days from the date of receipt of such notification or until 31 August 2012, whichever is the earliest, to remedy, or procure the remedy of, such relevant matter(s) to the reasonable satisfaction of the Purchaser; and, if such time period does not allow for remediation prior to the Completion Date, then Completion shall automatically be delayed to allow the Seller a 20 Business Day period in which to remedy, or procure the remedy of, such relevant matter(s) to the reasonable satisfaction of the Purchaser. If the Seller fails to remedy, or procure the remedy of, such relevant matter(s) to the Purchaser’s reasonable satisfaction within such period of time, the Purchaser may refuse to proceed to Completion and may terminate this Agreement by notice in writing to the Seller. If the Purchaser exercises its right not to proceed to Completion in the circumstances contemplated in this sub-clause 10.2, the exercise of that right shall be the Purchaser's sole and exclusive remedy in respect of the relevant breach of the Warranties and shall extinguish any claim the Purchaser or any of its Related Persons may have in connection with any such breach of the Warranties. Save as expressly set forth herein, no rights or liabilities in respect of the Warranties shall subsist following termination of this Agreement in accordance with this sub-clause 10.2.

Waiver of Termination Right

10.3
If a right on the part of the Purchaser to terminate this Agreement has arisen under sub-clause 10.2, the Purchaser may, by giving written notice to the Seller, elect to waive this right, and proceed to Completion of this Agreement. If the Purchaser elects to waive its right to terminate under this sub-clause 10.3 and to proceed to Completion, the Purchaser shall be deemed to have waived any and all claims it may have against the Seller under sub-clause 7.2 in respect of the matter or matters (when taken together) giving rise to the right to terminate the Agreement under sub-clause 10.2.

10.4
It is agreed that, notwithstanding any provision of this Agreement or otherwise, either or both of Richard Housley and Karl Grieves ceasing to be an employee of the Target Group or one or both of them resigning from their employment with any member of the Target Group shall not, of itself, give rise to any termination right under this Agreement nor any breach of any Warranty.

11.	INTELLECTUAL PROPERTY AND BUSINESS INFORMATION

The Purchaser shall procure that all licences of any Intellectual Property or rights in Business Information owned by the Target Group granted to any member of the Retained Group prior to the date of this Agreement (including the right to use the MRLD and MRLD Solutions trade marks) shall continue following Completion and the Seller shall promptly inform the Purchaser of any such licences of which it may be aware or become aware from time to time.

12.	INTER-GROUP GUARANTEES AND INSURANCES AND INTRA-GROUP CONTRACTS

Guarantees, indemnities etc

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12.1
The Seller shall use all reasonable endeavours to procure the absolute and unconditional release and discharge in full at Completion (or as soon as reasonably practicable thereafter) of each guarantee, indemnity, assurance, undertaking, commitment or other security obligation granted or entered into by any member of the Target Group in relation to or arising out of any obligation or liability of the Seller or any member of the Retained Group (or of their employees, agents, advisers or persons otherwise connected with them) (each a “Group Guarantee”) at the cost of the Seller and, prior to such release, the Seller covenants:

(a)
to pay the Purchaser on demand an amount equal to any losses suffered and all liabilities, costs and expenses incurred by the Purchaser or any member of the Target Group arising under any Group Guarantee after Completion; and

(b)
not to enter into any variation of any agreement which may have the effect of varying any Group Guarantee without the prior written consent of the Purchaser other than any variation constituted by the absolute and unconditional release and discharge of any such Group Guarantee.

12.2
The Purchaser shall use all reasonable endeavours to procure the absolute and unconditional release and discharge in full at Completion (or as soon as reasonably practicable thereafter) of each guarantee, indemnity, assurance, undertaking, commitment or other security obligation granted or entered into by the Seller or any member of the Retained Group in relation to or arising out of their obligation or liability of any member of the Target Group (or of their employees, agents, advisers or persons otherwise connected with them) (each a “Retained Group Guarantee”), at the cost of the Purchaser and, prior to such release, the Purchaser covenants:

(a)
to pay the Seller on demand an amount equal to any losses suffered and all liabilities, costs and expenses incurred by the Seller or any member of the Retained Group arising under any Retained Group Guarantee after Completion; and

(b)
not to enter into any variation of any agreement which may have the effect of varying any Retained Group Guarantee without the prior written consent of the Seller other than any variation constituted by the absolute and unconditional release and discharge of any such Retained Group Guarantee.

Insurances

12.3	The parties agree that:

(a)
upon Completion, all insurance cover provided in relation to any member of the Target Group pursuant to policies maintained by or on behalf of any member of the Retained Group shall be cancelled but (subject to the terms of any relevant policy) without prejudice to any claim in respect of which the facts forming the basis of such claim have occurred on or prior to the Completion Date (a “Claim”);

(b)
if the amount of a Claim is paid over to the Seller or any other member of the Retained Group by or on behalf of the relevant insurer, such amount shall be paid over in full promptly to the Purchaser or the relevant member of the Target Group on receipt (after deducting any excess or deductible attributable to such Claim, which shall be set off against the amount to be paid over by the Seller or such member of the Retained Group);

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(c)
if the amount of a Claim is paid directly by or on behalf of the relevant insurer to (i) the Purchaser or the relevant member of the Target Group or (ii) a third party, the Purchaser shall pay, or procure that the relevant member of the Target Group pays, the amount of any excess or deductible charged to and paid by the Seller or any other member of the Retained Group in connection with such Claim to the Seller or such member of the Retained Group within 10 Business Days of the Seller or such member of the Retained Group notifying the Purchaser in writing of the amount of any such excess or deductible; and

(d)
to the extent that, at or within the five years following Completion, any member of the Target Group has any Claim under any insurance policy maintained prior to Completion along with, by or on behalf of the Seller or any other member of the Retained Group, then the Seller shall, and shall use its reasonable endeavours to procure that the relevant member of the Retained Group shall, to the extent lawful, use its reasonable endeavours to provide to the Purchaser or any relevant member of the Target Group such reasonable assistance (at the cost of the Purchaser) as the Purchaser may reasonably require in order to allow the Purchaser or such member of the Target Group to pursue such Claim, subject always to the terms of the relevant insurance policy.

12.4	For the avoidance of doubt, sub-clauses 12.3 and 12.5 do not apply to reinsurance contracts or arrangements entered into between any member of the Target Group and any member of the Retained Group.

Intra-group agreements

12.5
The Seller (on behalf of itself and each member of the Retained Group and the Target Group) and the Purchaser hereby agree that agreements, arrangements and courses of dealing involving at least one member of the Retained Group and at least one member of the Target Group as parties, whether or not in writing and whether or not binding, in effect immediately prior to the execution of this Agreement, including the Intra-Group Contracts (but excluding any and all reinsurance contracts or arrangements entered into between any member of the Target Group and any member of the Retained Group), shall be terminated and be of no further force and effect from and after Completion.

12.6
The Seller (on behalf of itself and each member of the Retained Group and the Target Group) and the Purchaser hereby agree that no party to any such intra-group agreement, arrangement or courses of dealing, terminated in accordance with sub-clause 12.5 shall have any obligation or liability under or in connection with or relating to any such intra-group agreement, arrangement or courses of dealing, whether arising in contract, tort (including negligence) or otherwise as from the date of Completion (irrespective of whether such obligation or liability relates to the period before or after Completion).

12.7
The Seller shall procure that all amounts which are or become due and payable by any member of the Retained Group to any member of the Target Group (and vice versa) under any Intra-Group Contract shall be settled in full within 10 Business Days after Completion.

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12.8
If the Seller shall so request after Completion and without prejudice to clause 19, the Purchaser shall procure that each member of the Target Group shall execute such further documents in a form reasonably satisfactory to the Seller for the purposes of giving the Seller and each relevant member of the Retained Group the full benefit of the foregoing provisions of sub-clauses 12.5 to 12.7.

13.	CHANGE OF NAME

13.1
The Purchaser shall procure that as soon as reasonably practicable after Completion (and shall use its reasonable endeavours to do so within 10 Business Days after Completion), the name of the Company, FSML, Flagstone Brazil and FCNL and all insignia, signage, logos and other indications bearing a reference to “Flagstone” shall be changed so as not to include such word or any colourable imitation of such word. For the avoidance of doubt, the previous sentence shall be construed so as to cover the Flagstone insignia, signage, logo and other device currently used in combination with the Flagstone name, whether registered or unregistered, or any other insignia, signage, logo or device similar thereto.

13.2
The Purchaser shall procure that within 180 days after Completion, the name of Mosaic Underwriting Services (UK) Limited and Mosaic Underwriting Services, Inc. and all insignia, signage, logos and other indications bearing a reference to “Mosaic” shall be changed so as not to include such word or any colourable imitation of such word.

14.	BOOKS AND RECORDS

14.1
For a period of seven years after Completion the Seller shall maintain and provide copies to the Purchaser of any Books and Records proprietary to the Seller or a member of the Retained Group relating (but not predominantly relating) to the business carried on by the Target Group as at Completion.

14.2
The Purchaser shall, and shall procure that the Company shall, for a period of seven years after Completion maintain and provide copies to the Seller of any Books and Records proprietary to the Company (but not predominantly relating to the business carried on by the Target Group).

15.	INDEMNITIES

Intentionally left blank.

16.	EFFECT OF COMPLETION

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

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17.	REMEDIES AND WAIVERS

17.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

17.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

17.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

18.	ASSIGNMENT

18.1
The Purchaser may assign the benefit of this Agreement to any member of the Wider Purchaser Group, subject always to the prior written consent of the Seller having been obtained (such consent not to be unreasonably withheld or delayed). However, any person (the “Assignee”) to whom rights were assigned or transferred under this sub-clause 18.1 will only be entitled to enforce the benefit of the rights assigned to it while it remains a member of the Wider Purchaser Group. The Purchaser shall procure that the Assignee reassigns the benefit that has been assigned to it under this sub-clause 18.1 to the Purchaser (or another member of the Wider Purchaser’s Group) before the Assignee ceases to be a member of the Wider Purchaser’s Group. The Purchaser shall give prior written notice to the Seller of such reassignment by the Assignee.  For these purposes, the “Wider Purchaser Group” means the Purchaser Group taken together with OTPP and any body corporate in which OTPP holds a direct or indirect shareholding.

18.2	The Seller’s liability under this Agreement shall not be increased or reduced as a result of any permitted assignment by the Purchaser or the reassignment by the Assignee under sub-clause 18.1.

18.3
Except as otherwise provided in this clause 18, no party shall assign, transfer, charge or declare a trust of the benefit of all or any of the other party’s obligations nor any benefit arising under this Agreement without the prior written consent of the other party hereto.

19.	FURTHER ASSURANCE

19.1
Each of the parties shall from time to time upon request from the other do or procure the doing of all acts and/or execute or procure the execution of all such documents in so far as each is reasonably able and in a form reasonably satisfactory to the party concerned for the purposes of transferring to the Purchaser the Shares and otherwise giving the other party the full benefit of this Agreement.

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19.2
The Seller agrees that it shall, after the date of this Agreement, co-operate with the Purchaser in order to provide such reasonable assistance as the Purchaser may reasonably request so as to assist the Purchaser in connection with the arrangement of errors and omissions insurance coverage for some or all of the members of the Purchaser’s Group, provided that the Purchaser shall reimburse to the Seller and/or such members of the Retained Group, such reasonable costs and expenses as may be incurred by them in providing such co-operation and assistance. The Seller’s obligations under this sub-clause shall terminate on the date falling six months after Completion.  Nothing in this sub-clause shall require the Seller to do any thing which may be a regulated activity in any jurisdiction or otherwise require the Seller to be licensed or authorised by any governmental or regulatory authority.

20.	ENTIRE AGREEMENT

20.1
Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

(a)	the Share Purchase Documents constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Share Purchase Documents; and

(b)
neither it nor any of its Related Persons have been induced to enter into any Share Purchase Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Share Purchase Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto, provided that the provisions of this clause 20 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party’s Related Persons or any right which any of them may have to rescind this Agreement in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

20.2	This Agreement may only be varied by agreement in writing signed by each of the parties.

21.	NOTICES

21.1	A notice under this Agreement shall be effective only if it is in writing.

21.2	Notice under this Agreement shall be sent to a party at its address or email address and for the attention of the individual set out below:

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Party and title of Individual	Address	Email Address
ANV Risk BV	Luna Arena Herikerbergweg 238 1101CM Amsterdam, Zuidoost, The Netherlands	jochi.jimenez@anv.eu.com
Attn: Jochi Jimenez, Chief Counsel
Flagstone (Gibraltar) Limited	c/o Flagstone Reassurance S.A, 65 Avenue de la Gare L-1611, Luxembourg	william.fawcett@flagstonere.com
Attn: William Fawcett

Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this sub-clause 21.2. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

21.3	Subject to sub-clauses 21.4 and 30, any notice given under this Agreement shall be deemed to have been duly given as follows:

(a)	if delivered personally or sent by post, on delivery; or

(b)	if sent by electronic messaging systems at the time that the electronic message is available to be accessed by the recipient party.

21.4	Any notice given under this Agreement outside Working Hours shall be deemed not to have been given until the start of the next period of Working Hours.

21.5	The provisions of this clause 21 shall not apply in relation to the service of Service Documents.

22.	ANNOUNCEMENTS

22.1
No announcement concerning the sale of the Shares or any ancillary matter shall be made by any party without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed. This sub-clause does not apply in the circumstances described in sub-clause 22.2.

22.2	Each party may, after notice to the other party, make an announcement concerning the sale of the Shares or any ancillary matter if required by:

(a)	law; or

(b)	any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law.

22.3	The restrictions contained in this clause 22 shall continue to apply after Completion or termination of this Agreement without limit in time.

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23.	CONFIDENTIALITY

23.1	Each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(a)	the provisions of this Agreement;

(b)	the negotiations relating to this Agreement;

(c)	the subject matter of this Agreement; or

(d)	the other party.

23.2	Notwithstanding the other provisions of this clause, each party may disclose confidential information:

(a)	if and to the extent required by law or regulation or for the purpose of any judicial proceedings;

(b)
if and to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(c)	if and to the extent required to vest the full benefit of this Agreement in that party;

(d)	to its professional advisers, auditors and bankers;

(e)	if and to the extent the information has come into the public domain through no fault of that party;

(f)
to any employee of any member of the Retained Group, the Target Group or the Purchaser’s Group as required to carry out the terms of this Agreement or as required to permit any such member to comply with all applicable laws and regulations;

(g)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed;

(h)	if it is reasonably necessary in order to manage its Tax affairs or the Tax affairs of any of its Related Persons; or

(i)	(in the case of the Purchaser) to OTPP, its group undertakings and any of OTPP’s professional advisors, auditors or bankers;

Any information to be disclosed pursuant to sub-clauses 23.2(a), (b), (c), (d) or (h) shall, so far as is legally and practically possible, be disclosed only after notice to the other party.

23.3	The restrictions contained in this clause 23 (Confidentiality) shall continue to apply after Completion or termination of this Agreement for a period of five years.

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24.	COSTS AND EXPENSES

Except as otherwise stated in this Agreement and the Share Purchase Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement, the Share Purchase Documents and all other documents referred to in this Agreement and the Seller confirms that no expense of whatever nature relating to the sale and purchase of the Shares has been or is to be borne by any member of the Target Group.

25.	COUNTERPARTS

25.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

25.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

26.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other prevision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

27.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

28.	CHOICE OF GOVERNING LAW

28.1	This Agreement and any non-contractual obligations connected with it shall be governed by English law.

28.2
The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

29.	JURISDICTION

29.1	The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

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(a)
determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England and Wales or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (“Proceedings”); and

(b)	grant interim remedies, or other provisional or protective relief.

29.2	The parties submit to the exclusive jurisdiction of the courts of England and Wales and accordingly any Proceedings may be brought against the parties or any of their respective assets in such courts.

30.	AGENT FOR SERVICE

30.1
Subject to sub-clause 30.2, the Seller agrees that any Service Document may be effectively served on it in connection with any Proceedings by service on Nancy Corbett of c/o Sidley Austin, Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA or such other address in England or Wales as the Seller may notify the Purchaser, provided that any such notice shall only be effective on the day falling five clear Business Days after the notification has been received by the Purchaser or such later date as may be specified in the notice.

30.2
The Seller may change its agent for service on giving notice to the Purchaser of the change in accordance with the provisions of clause 21 provided that such notice shall only be effective on the day falling five clear Business Days after the notification has been received by the Purchaser or such later date as may be specified in the notice.

30.3
Subject to sub-clause 30.4, the Purchaser agrees that any Service Document may be effectively served on it in connection with any Proceedings by service on Adam Barker of ANV Global, 2 Services Limited, 4th Floor, 60 Fenchurch Street, London, EC3M 4AD or such other address in England or Wales as the Purchaser may notify the Seller, provided that any such notice shall only be effective on the day falling five clear Business Days after the notification has been received by the Seller or such later date as may be specified in the notice.

30.4
The Purchaser may change its agent for service on giving notice to the Seller of the change in accordance with the provisions of clause 21 provided that such notice shall only be effective on the day falling five clear Business Days after the notification has been received by the Seller or such later date as may be specified in the notice.

31.	REINSURANCE ARRANGEMENTS

Where Flagstone Reasurrance Suisse SA and/or any of its Related Persons (excluding the Target Group) ("FS") is reinsured together with Syndicate 1861 under any reinsurance contracts reinsuring the 2009 to 2012 years of account of Syndicate 1861: (i) FS shall continue to be reinsured under each such reinsurance contract; and (ii)  the Seller will or will procure that FS takes no steps to cancel or renegotiate any such reinsurance contract (save for any renegotiation that does not affect the reinsurance coverage of Syndicate 1861). The Seller and the Purchaser shall co-operate with one another in good faith with the intention of agreeing how to share, in a commercially reasonable manner, the costs and benefits of each such reinsurance contract, between the reinsureds thereunder.

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32.	INTENTIONALLY DELETED

33.	CANADIAN 30% RULE

33.1
Prior to Completion, the Seller will, at the Purchaser’s cost, cause the Company and (if requested by Purchaser) each other member of the Target Group, and the Purchaser will cause ANV Holding BV and each other member of the Purchaser’s Group (each such entity, an “Affected Entity”) to take such steps as may be necessary to ensure that, immediately prior to Completion, the share capital of such company is structured, and/or that the Target Group or the Purchaser’s Group, as applicable, are structured, in a manner that ensures that on the Completion Date (and at all times during Completion), OTPP complies, as regards its investment in the Target Group through the Purchaser’s Group with the rule under the Canadian Pension Benefits Act that prohibits OTPP from directly or indirectly, investing the moneys of the plan in the securities of a corporation to which securities are attached more than 30% of the votes that may be cast to elect the directors of such corporation. Such steps may include, but may not be limited to, the creation and issuance of a new class of freely transferable shares carrying nominal economic rights, 70% of the votes for the election/removal of directors and no other voting rights. The parties agree that of the Purchase Price, £10 will be attributable to any such new class of shares to be issued by the Company and (if requested by Purchaser) each other member of the Target Group and that the Purchaser (at the direction of OTPP) may, provided that any and all consents and approvals required under applicable law or regulation have been obtained, designate one or more third parties to purchase some or all of such new shares directly from the Seller. The purchase price paid by that third party will reduce the Purchase Price otherwise payable by the Purchaser. The Purchaser shall indemnify the Seller and pay to the Seller, the amount of any shortfall in the Purchase Price  otherwise payable by the Purchaser which is not paid by the Purchaser as a result of the immediately preceding sentence, to the extent not paid by the third party or third parties.

33.2
As soon as possible after the date of this Agreement (and, in any event, no later than 20 Business Days prior to Completion), the Purchaser shall, after consultation with the Seller, provide, or procure that there shall be provided, to the Seller a detailed steps plan describing the steps that are required in respect of each of the Affected Entities in the Target Group to give full effect to this sub-clause 33.1 (the "Steps Plan"). The Steps Plan shall include suggested amendments to the constitutional documents of each of such Affected Entities, together with (i) other suggested-form resolutions and documents required by each such Affected Entity required to implement the Steps Plan, and (ii) reasonably detailed instructions on the process and steps to be followed in relation thereto. The parties shall use reasonable efforts, at the Purchaser’s expense, to implement the Steps Plan in accordance with its terms as soon as reasonably practicable and, in any event, before Completion. If a party successfully implements and completes the steps set forth in the Steps Plan in accordance with the instructions set forth in, and using documentation in a form identical, in all substantive respects, to the suggested-form resolutions and documents appended thereto, and otherwise materially in accordance with all reasonable instructions of the Purchaser (acting on the instructions of OTPP), the obligations of that party under this clause 33 shall, for the purposes of the conditions set forth in Schedule 1, be deemed to have been complied with in full.

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33.3
If the share capital of the Company is altered to give effect to this clause 33 references in this Agreement to the "Shares" or otherwise to the share capital of the Company shall, save where the context otherwise requires, for all purposes of this Agreement and as from such alteration, be construed as references to the share capital of the Company as so altered and, without limitation to the foregoing (i) each of the Warranties that references the Shares or the share capital of the Company shall be read as being given, when repeated on Completion, by reference to the share capital of the Company as so altered, and (ii) the arrangements for Completion set out in Schedule 2, insofar as they relate to the Shares, shall be read as referring to all of the issued shares in the capital of the Company as of Completion.

33.4
The parties acknowledge that the foregoing provisions of this Clause 33 have been included at the request of OTPP and the Purchaser and are solely for their, and not the Seller’s, benefit. Accordingly, the Purchaser hereby irrevocably undertakes to pay to each Indemnified Person, and to indemnify and hold harmless each Indemnified Person from and against,  its respective share of the full amount of (i) any reasonable external costs and out-of-pocket expenses properly incurred, and (ii) an amount equal to the aggregate amount of all other losses, costs or liabilities suffered or incurred by any Indemnified Person as a result of the performance by the Seller of its obligations under this clause 33 in accordance with the Steps Plan or otherwise in accordance with written instructions received from the Purchaser.  For the purposes of this clause 33.4, “Indemnified Person” means the Seller and the Retained Group and, if Completion does not occur absent any breach by the Seller of its obligations under this Agreement, each member of the Target Group.  Payment under this sub-clause 33.4 shall be made within 10 Business Days of written demand by the Seller. The Seller shall have no liability to the Purchaser under the Warranties as a result of the Seller’s performance of its obligations under this clause 33 and or its compliance with the Steps Plan.

34.	REMOVAL OF SELLER'S FAL

34.1	The Purchaser shall, from Completion, at the Seller's cost, use all reasonable endeavours to assist the Seller in:

(i)
ensuring that any and all letters of credit or other funds at Lloyd’s provided or procured to be provided to Lloyd’s by any member of the Retained Group on behalf of: (a) FCNL (or the member(s) of Syndicate 1861 (if different)) and (b) any other member of the Target Group, repaid, returned, cancelled, terminated or otherwise released and having any related trusts determined; and

(ii)
applying for and receiving an unconditional and irrevocable release and discharge of any and all security, collateral, charges and undertakings given by, and obligations of any member of, the Retained Group relating to such letters of credit or other funds at Lloyd’s.

IN WITNESS of the above this Agreement has been executed as a deed by each party on the date which appears at the head of page 1.

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SCHEDULE 1
(Conditions to Completion)

1.
The FSA having given notice in writing in accordance with section 189 FSMA in terms satisfactory to the Seller and Purchaser (each acting reasonably and in good faith) that it approves or has no objection to the Purchaser, each relevant member of the Purchaser’s Group and any other relevant person acquiring control (within the meaning of section 181 FSMA) of FSML pursuant to this Agreement, or in the absence of such notice, the FSA or being treated, under section 189(6) of FSMA, as having approved the acquisition of control over FSML by the Purchaser, each relevant member of the Purchaser’s Group and any other relevant person.

2.
The Franchise Board (being a board established by Lloyd’s with that name) having given prior written consent in accordance with paragraph 43 of the Underwriting Bye-law (No. 2 of 2003) in terms satisfactory to the Seller and the Purchaser (each acting reasonably and in good faith) that it approves or has no objection to the Purchaser, any other relevant member of the Purchaser’s Group or any other relevant person acquiring control (within the meaning of the Definitions Bye-law (No. 7 of 2005)) of FSML.

3.
Lloyd’s having given prior written consent in writing in accordance with paragraph 12 of the Membership Bye-law (No. 5 of 2005) in terms satisfactory to the Seller and the Purchaser (each acting reasonably and in good faith) that it approves or has no objection to the Purchaser, any other relevant member of the Purchaser’s Group and any other relevant person acquiring control (within the meaning of the Definitions Bye-law (No. 7 of 2005)) of FCNL.

4.
The Purchaser having made the necessary arrangements to provide or cause to be provided with effect from Completion, directly or indirectly, to Lloyd’s by or on behalf of FCNL, capital (whether cash, assets, letter of credit, guarantee or other instrument) in form and substance satisfactory to Lloyd’s and otherwise complying with the requirements in respect of Funds at Lloyd’s referred to in the Membership and Underwriting Requirements (Corporate Member) of Lloyd’s in an amount equal to £101.52 million.

5.	The Seller having provided evidence to the reasonable satisfaction of the Purchaser that:

(a)
the Company has made a payment of £40.55 million in cash to FCNL prior to the Balance Sheet Date in accordance with a loan agreement dated 29 March 2012 between the Company and FCNL (a full copy of which has been Disclosed in the Data Room); and

(b)
the Seller has subscribed for shares in the Company in consideration for the satisfaction and discharge of the Company's obligations in respect of part (£61,400,000) of a loan pursuant to a subscription agreement dated 29 March 2012 between the Seller and the Company.

6.	The Seller’s obligations set out in clause 33 have been complied with in full.

7.	The Purchaser’s obligations set out in clause 33 have been complied with in full.

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8.	The Purchase Price has been agreed or determined in accordance with clause 5.

9.
The amount of capital (whether cash, letter of credit, guarantee or other instrument or asset) required by Lloyd’s to be provided by, or on behalf of, FCNL in respect of its participation as an underwriting member of Lloyd’s by way of Funds at Lloyd’s not being more than £101.52 million.

10.
(i) No order or judgement of any court or governmental, statutory or regulatory body (in each case of competent jurisdiction) having been issued or made prior to Completion, and (ii) no applicable legal or regulatory requirements remaining to be satisfied which, in any of the forgoing cases, has the effect of making unlawful or otherwise prohibiting the purchase of the Company by the Purchaser.

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SCHEDULE 2
(Completion arrangements)

Part A (Seller’s obligations)

At Completion, the Seller shall:

1.	Deliver to the Purchaser or the Purchaser’s Solicitors:

(a)
duly executed transfers in respect of the Shares in favour of the Purchaser and share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any such transfer is executed on behalf of the Seller or any nominee; and

(b)	power of attorney pending registration of shares in the name of the Purchaser, in the agreed form, from the Seller and, if relevant, any nominee.

2.	Deliver to the Purchaser:

(a)	the counterpart of the Tax Covenant duly executed by the Seller; and

(b)	the counterpart of the Transitional Services Agreement duly executed by Flagstone Finance S.A.

3.
Deliver to the Purchaser (or by prior agreement with the Purchaser make available to the Purchaser (or to any person whom the Purchaser may nominate) at the registered office of the relevant member of the Target Group):

(a)
the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of each member of the Target Group and share certificates in respect of all the issued share capital of each Subsidiary which is owned directly or indirectly by the Company;

(b)	such Books and Records, relating predominantly to the business of the Target Group, as the Purchaser shall specify to the Seller in writing no later than five Business Days before Completion;

(c)	the Leases relating to each Relevant Property; and

(d)	a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of this Agreement and the Tax Covenant.

4.
Procure that Guy Burling, Howard Cheetham, Frederic Traimond and Cynthia Hallman unconditionally resign as directors, secretaries or officers, with effect from Completion, from each member of the Target Group in respect of their relevant position with that member of the Target Group, waiving any claims such individual may have against the such member of the Target Group.

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5.	Procure a board meeting of the Company and each of its Subsidiary to be held at which:

(a)
in the case of the Company, it shall be resolved that the transfer relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

(b)	each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct; and

(c)
the resignations of the directors referred to in sub-paragraph 4 above shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the Company an acknowledgement in the agreed form executed as a deed that he has no claim against the Company.

6.	Procure that minutes of each duly held board meeting are delivered to the Purchaser.

Part B (Purchaser’s obligations)

At Completion the Purchaser shall:

1.
Pay to the Seller by way of telegraphic transfer an amount equal to the Purchase Price in cash in respect of the consideration for the Shares.  Such sum shall be paid by the Purchaser to the following account:-

Account Name                                           Flagstone Gibraltar Limited

Bank Name                                           BGL BNP Paribas

Bank Address	P.O. Box 147, Suite 1, Burns House 19 Town Range Gibraltar

Account Number                                                                       LU51 0030 2571 9789 1000

SWIFT                                                                                      BGLLLULL

2.	Deliver to the Seller:

(a)	the counterpart of the Tax Covenant duly executed by the Purchaser; and

(b)	a counterpart or counterparts of the Transitional Services Agreement duly executed by all parties thereto other than Flagstone Finance S.A.;

(c)	a copy of the minutes of a duly held meeting of the directors of the Purchaser authorising the execution by the Purchaser of this Agreement and the Tax Covenant; and

(d)	evidence of the due fulfilment of the Conditions.

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3.
To the extent that it has not already done so, provide evidence to the Seller (in a form reasonably satisfactory to the Seller) that it has provided or caused to be provided, with effect from Completion, directly or indirectly, to Lloyd’s by or on behalf of FCNL, capital (whether cash, assets, letter of credit, guarantee or other instrument) in form and substance satisfactory to Lloyd’s and otherwise complying with the requirements in respect of Funds at Lloyd’s referred to in the Membership and Underwriting Requirements (Corporate Member) of Lloyd’s in an amount equal to £101.52 million to replace the Funds at Lloyd’s provided for or on behalf of FCNL by the Retained Group.

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SCHEDULE 3
(Warranties)

1.	OWNERSHIP OF THE SHARES

1.1	The Seller is the sole legal and beneficial owner of the Shares.

1.2
There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

2.	CAPACITY OF THE SELLER

2.1	The Seller and each member of the Target Group is duly incorporated under the law of the jurisdiction in which it was incorporated.

2.2
The Seller has the requisite capacity, power and authority to enter into and perform this Agreement and to execute, deliver and perform any obligations it may have under each document to be delivered by the Seller at Completion.

2.3
The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under each document to be delivered by the Seller at Completion will when delivered constitute, binding obligations of the Seller in accordance with their respective terms.

2.4	The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and each document to be delivered by the Seller at Completion will not:

(a)	result in a breach of any provision of the memorandum or articles of association (or its equivalent constitutional documents (if any)) of the Seller, or of any member of the Target Group; or

(b)	result in a breach of, or constitute a default under, any instrument by which the Seller or any member of the Target Group is bound; or

(c)	result in a breach of any law, order, judgment or decree of any court or governmental agency by which the Seller or any member of the Target Group is bound; or

(d)	require the consent of the shareholders of the Seller, or the shareholders of any company in the Retained Group.

3.	TARGET GROUP STRUCTURE AND CORPORATE MATTERS

3.1
The Shares and all shares held by the Company in any other member of the Target Group comprise all of the issued and allotted share capital of the Company or that other member of the Target Group. Such shares have been validly issued and allotted and are fully paid up.

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3.2
There is no agreement or commitment outstanding which calls for the creation, allotment, issue, transfer, redemption or repayment of, or accords to any person the right to call for the creation, allotment, issue, transfer, redemption or repayment of, any shares (including the Shares) or debentures in or securities of any member of the Target Group.

3.3
None of the Shares nor any shares held by the Company in any other member of the Target Group are subject to any rights of pre-emption or restrictions on transfer (other than those contained in the memorandum and articles of the Company or the constitutional or organisational documents of other members of the Target Group).

3.4	Each of the undertakings of which basic information is given in Part B of Attachment 1 (Basic Information about the Subsidiaries) is a wholly owned subsidiary of the Company.

3.5
Part B of Attachment 1 (Basic Information about the Subsidiaries) lists all the Subsidiaries of the Company and no member of the Target Group has any interest in any other body corporate, unincorporated body, undertaking or association which is not a member of the Target Group and so listed.

3.6
The information given in Part A of Attachment 1 (Basic Information about the Company) and Part B of Attachment 1 (Basic Information about the Subsidiaries) is true and accurate in all material respects.

3.7
The copies of the memorandum and articles of association (or its equivalent constitutional documents (if any)) of each member of the Target Group which are attached to the Disclosure Letter are complete and accurate and up to date in all material respects, have attached to them copies of all resolutions and other documents required by law to be so attached.

3.8
The statutory books (including all registers and minute books) of each member of the Target Group are up to date and contain a record of the material matters which should, by law, be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.9	No member of the Target Group has any branch, agency, place of business or permanent establishment outside the United Kingdom, the United States or Brazil.

3.10
All returns, particulars, resolutions and other documents required to be delivered by each member of the Target Group to the registrar of companies in the United Kingdom or the equivalent governmental or other authority or agency in the United States and Brazil have been properly prepared and delivered.

4.	ACCOUNTS

4.1	The Accounts:

(a)	were prepared in accordance with applicable law and accounting standards generally accepted in the United Kingdom (UK GAAP) as at the Accounts Date;

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(b)
subject to paragraph (a), were prepared in accordance with the same accounting policies, consistently applied, as the audited financial statements for the previous two financial periods (except for such changes as have been required due to changes in applicable law or accounting standards generally accepted in the United Kingdom (UK GAAP)); and

(c)
give a true and fair view (in accordance with applicable law and accounting standards generally accepted in the United Kingdom (UK GAAP)) of the state of affairs of the member of the Target Group to which they relate as at the Accounts Date and of the profits or losses of the member of the Target Group to which they relate for the accounting periods to which the relevant Accounts relate.

4.2
The audited accounts for Syndicates for the year ended 31 December 2011 have been prepared by FSML in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 (S.I.2008/1950) and the Syndicate Accounting Bye-Law (No.8 of 2005).

5.	EVENTS SINCE THE ACCOUNTS DATES

5.1	Since the Accounts Date:

(a)	the business of each member of the Target Group has been carried on in the ordinary and usual course;

(b)	except in the ordinary course of business, no debts or other receivables have been factored or sold or agreed to be sold;

(c)	there has been no change in the interest of the Target Group in any member of the Target Group;

(d)
no resolution in a general meeting or written resolution of shareholders of any member of the Target Group has been passed other than resolutions relating to the routine business of annual general meetings or for the payment of regular and special dividends; and

(e)	no change in the accounting reference period of any member of the Target Group incorporated in the United Kingdom has been made.

5.2	To the extent that all book debts shown in the Accounts have been realised, such realisation was for an aggregate sum not less than that shown in the Accounts.

6.	REGULATION AND COMPLIANCE WITH LAW

6.1
Each member of the Target Group has at all times since the Prior Acquisition Date, complied in all material respects with and conducted its businesses in all material respects in accordance with all applicable laws and regulations in, or of, any applicable jurisdiction, including, to the extent applicable, FSMA, the FSA Rules and Lloyd’s Regulation.

6.2	FSML is registered at Lloyd’s as the managing agent of the Syndicates.

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6.3	Each director of FSML has been approved by Lloyd’s as a fit and proper person for the purposes of Lloyd’s Regulation.

6.4	The Syndicates are the only Lloyd’s syndicates which any member of the Target Group manages or since the Prior Acquisition Date has managed.

6.5	The sole Member of Syndicate 1861 in respect of Syndicate 1861’s years of account commencing on or after 1 January 2009 is FCNL.

6.6	FCNL does not have or carry on and has never had or carried on any business, activity or undertaking other than that of a corporate member of Syndicate 1861.

6.7	FCNL has only underwritten business as a corporate member of Syndicate 1861 and has never participated in any other Lloyd’s syndicates.

6.8	No company other than FSML currently acts as a managing agent at Lloyd’s of the Syndicates.

6.9
FSML in its capacity as a managing agent at Lloyd’s has entered into (or otherwise become a party to or bound by) a Managing Agent’s Agreement governing the underwriting of each Member of the Syndicates.  The current Managing Agent’s Agreements are attached to the Disclosure Letter.

6.10	Neither FSML nor any of the other parties to the Managing Agent’s Agreements to which FSML is a party have given notice to terminate any of those agreements.

6.11
So far as the Seller is aware, none of the Members of Syndicate 1969 nor FSML are in breach of their respective obligations under the Managing Agent’s Agreement between the Members of Syndicate 1969 and FSML in respect of that Syndicate.

6.12
Since the Prior Acquisition Date, no fines or penalties have been imposed by Lloyd’s, the FSA, a governmental agency or any other regulatory authority on any member of the Target Group and, so far as the Seller is aware, there are no grounds, fact or circumstance which has or might lead to any enquiry, investigation or disciplinary proceedings being brought by Lloyd's, the FSA, a governmental agency or any other regulatory authority either against any directors, officers or employees, substitutes or representatives or any member of the Target Group.

6.13
Since Prior Acquisition Date, there have been no acts or omissions on the part of FSML or of its officers or employees nor, so far as the Seller is aware, of its sub-agents, or of the officers or employees of such sub-agent, which constitute a breach of the duties owed to any Member of the Syndicates, syndicate 1243 or under the managing agency relationship between FSML and Tonicstar Limited (prior to its novation to Capita) under any Managing Agent’s Agreements or amendments thereto, in whatever form or in tort or in trust or otherwise to which FSML has been a party since the Prior Acquisition Date and which would give rise to any liability to FSML, nor so far as the Seller is aware are there any circumstances existing which might give rise to any dispute or claim.

6.14	No Member for whom FSML acts or has acted as managing agent is in dispute with any member of the Target Group in respect of any underwriting at Lloyd’s prior to the date of this Agreement.

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6.15
So far as the Seller is aware, there is no enquiry, investigation or disciplinary proceedings by or dispute with or complaint to Lloyd’s, the Council or any Lloyd’s board, committee, officer or administrative department, the FSA, a governmental agency or any other regulatory authority concerning any member of the Target Group or any agent of a member of the Target Group in progress nor, so far as the Seller is aware, has there been any such enquiry, investigation, disciplinary proceedings, dispute or complaint since the Prior Acquisition Date.

6.16
The Disclosure Letter contains copies of all material correspondence since the Prior Acquisition Date between any member of the Target Group and Lloyd’s, the Council or any Lloyd’s board, committee, officer or administrative department, or the FSA or governmental agency or other regulatory authority other than correspondence of a routine or circular nature.

7.	CONTRACTS AND COMMITMENTS

7.1
Save as set out in the Disclosure Letter and in Attachment 2 (Relevant Properties) no member of the Target Group is a party as principal to or has any material liability (present or future) under any of the following (each a “Contract”):

(a)	any guarantee, indemnity, surety relationship or letter of credit other than any such arrangement arranged centrally at Lloyd’s or otherwise entered into in the ordinary course of business;

(b)
except for contracts of employment and insurance and reinsurance contracts entered into in the ordinary course of business, any contract or arrangement which involves annual income or costs of more than £250,000;

(c)	any agency, distributorship or management agreement;

(d)
any contract or arrangement which, directly or indirectly, restricts its freedom to carry on its business in any part of the world in such manner as it may think fit or the ability to transfer the whole or any part of its business;

(e)	any joint venture agreement or arrangement, partnership rights or obligations or any other agreement or arrangement under which it participates with any other person in any business;

(f)	except for insurance and reinsurance contracts entered into in the ordinary course of business, any contract or arrangement which is of three years or greater duration;

(g)
except for insurance and reinsurance contracts entered into in the ordinary course of business and contracts of employment, any contract or arrangement entered into in the ordinary course of business which cannot be terminated by that member on six months’ notice or less without payment of compensation or any special fees; or

(h)	any contract or arrangement which can be terminated by another party (not being a member of the Target Group) in the event of any change in the underlying ownership or control of that member.

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7.2
No member of the Target Group that is party to any Contract and, so far as the Seller is aware, no other party to any Contract, is in material breach of the Contract and no such Contract is subject to any dispute or claim, nor so far as the Seller is aware are there any circumstances existing which might give rise to any dispute or claim.

7.3	No member of the Target Group has received notice of any actual or intended amendment to the price or any other terms of any Contract.

7.4	None of the parties to any Contract has given notice of its intention to terminate, or has otherwise sought to repudiate or disclaim, the Contract.

7.5	The Seller has no knowledge of the invalidity or unenforceability of, or any ground for rescission, avoidance, termination or repudiation of, any Contract.

For the purpose of Warranties 7.2 to 7.5, a Contract shall not include any insurance or reinsurance contract entered into in the ordinary course of business but shall include, for such purposes, (a) the incubator agreement dated 8 February 2011 between FSML and Apollo Underwriting Limited; and (b) the IT agreement dated 1 April 2006 between FSML and Starr Underwriting Agents Limited.

8.	POWERS OF ATTORNEY

Except for binding authority agreements and other delegated authority agreements entered into in the ordinary course of business, and save for any such authority which FSML or FCNL is obliged to be party to pursuant to Lloyd’s Regulation, no member of the Target Group has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its directors, officers or employees to enter into routine trading contracts in the normal course of their duties.

9.	INSURANCES

9.1	Each member of the Target Group has maintained all material insurances required by regulation, law or under any contractual arrangements.

9.2
So far as the Seller is aware, each of the insurance policies in respect of all material insurances in respect of which a member of the Target Group is an insured party (other than outwards reinsurances) (“Material Insurances”) is valid and enforceable and is not void or voidable. So far as the Seller is aware, no member of the Target Group has done anything or omitted to do anything which might make any of those insurance policies void or voidable.

9.3
All claims under the Material Insurances of which the Seller is aware have been notified to insurers in accordance with the applicable claims conditions and, save where such notification has been withdrawn, the respective insurers have accepted coverage for such claims, subject always to the terms and conditions (including policy limits and deductibles) of the relevant Material Insurances or, if not, the Seller is not aware of any reason why the respective insurer may not accept such coverage, subject to such terms and conditions.

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10.	ARRANGEMENTS BETWEEN THE TARGET GROUP AND THE SELLER

10.1	No member of the Target Group has agreed to guarantee or provide any securities or indemnities in relation to any debt or obligation of any member of the Retained Group.

11.	BANK ACCOUNTS AND BORROWINGS

11.1
Full details of all bank accounts maintained by each member of the Target Group are set out in or attached to the Disclosure Letter. These details include in each case the name and address of the bank with whom the account is kept and the number and nature of the account.

11.2
Full details of all overdraft, loan and other financial facilities available to any member of the Target Group, if any, are set out in the Disclosure Letter, no amounts are outstanding under any of them and neither the Seller nor any member of the Target Group has done anything whereby the continuance of any of those facilities might be affected or prejudiced. Details of all debentures, charges, guarantees, indemnities and other security arrangements given by any member of the Target Group to secure such facilities, if any, are set out in the Disclosure Letter.

11.3	No member of the Target Group has any borrowings save for intra-group borrowings disclosed in the Accounts, March 31 Balance Sheet or the Disclosure Letter.

11.4
Except for the borrowings referred to in sub-paragraphs 11.1, 11.2 and 11.3 no member of the Target Group has any material outstanding loan capital, nor has any member of the Target Group incurred or agreed to incur any borrowing which it has not repaid or satisfied.

11.5
No member of the Target Group has lent or agreed to lend any money which has not been repaid to it nor does it own the benefit of any debt present or future (other than debts due to it in respect of the supply of services in the normal course of trading and other than employee season ticket loans).

11.6
No event which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Target Group or would entitle any third party to call for repayment prior to normal maturity has, so far as the Seller is aware, occurred or been alleged.

11.7	No member of the Target Group has borrowed any amount, from whatever source, after the Accounts Date.

12.	INSOLVENCY

12.1
Neither the Seller, nor any member of the Target Group is insolvent, or will, as a result of the transaction contemplated by, or referred to in, the Share Purchase Documents, become insolvent or unable to pay its debts as they fall due.

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12.2	No order has been made and no resolution has been passed for the winding up of any member of the Target Group and no petition has been presented and no meeting has been convened for such purpose.

12.3
No administration order has been made and, so far as the Seller is aware, no petition or application has been presented or made for such an order in respect of any member of the Target Group nor has any notice of intention to appoint an administrator nor any notice of the appointment of an administrator of any member of the Target Group been served or filed.

12.4	No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Target Group or all or any of its assets.

12.5
No composition or similar arrangement with creditors including but not limited, in either case, to a voluntary arrangement under Part 1 of the Insolvency Act 1986 or Part 26 of the Companies Act 2006 has been proposed in respect of any member of the Target Group.

12.6	No event analogous to any of the foregoing has occurred in relation to any member of the Target Group outside England and Wales.

12.7	No unsatisfied judgment is outstanding against any member of the Target Group.

12.8
No application or approach has been made whether formally or informally to Lloyd’s for the support of any member of the Target Group from Lloyd’s New Central Fund. “New Central Fund” means the fund held, managed and applied by Lloyd’s pursuant to Lloyd’s New Central Fund Byelaw (No. 23 of 1996).

13.	LICENCES

13.1
All licences, consents and other permissions and approvals required by law or from any regulatory authorities, other than those that are immaterial, for or in connection with the carrying on of the business now being carried on by each member of the Target Group (the “Licences”):

(a)	have been obtained and are in full force and effect;

(b)	are not limited in any material respect except as stated in those Licences; and

(c)	so far as the Seller is aware, there is no reason why any regulatory authority may be entitled to suspend, vary, limit, modify, revoke, not renew or affect in whole or in part any such Licences.

13.2	All reports, returns and information required by law or regulation as a condition of any such Licence have been made or given to the appropriate insurance regulatory authority.

14.	LITIGATION AND CLAIMS

14.1
No member of the Target Group is engaged as principal in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise. So far as the Seller is aware, no litigation, arbitration, tribunal or other dispute resolution process, or administrative or criminal proceedings by or against any member of the Target Group as principal or any director of any member of the Target Group is pending, threatened or expected. So far as the Seller is aware, there is no fact or circumstance likely to give rise to any such litigation, arbitration, tribunal, mediation or administrative or criminal proceedings.

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14.2
So far as the Seller is aware, no member of the Target Group has received notification that any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of any member of the Target Group. The Seller is not aware of any circumstances which would give rise to such investigation or inquiry.

15.	OWNERSHIP OF ASSETS

15.1
Each of the material assets included in the Accounts or acquired by the Target Group since the Accounts Date (other than assets sold, realised or applied in the ordinary course of business) is owned both legally and beneficially by the Target Group free from any third party rights, and each of those assets capable of possession is in the possession of the Target Group.

15.2
There is no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Target Group and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

16.	INTELLECTUAL PROPERTY

16.1	No member of the Target Group currently uses or otherwise carries on its business under any name other than its corporate name.

16.2
Details of all registered Intellectual Property (and applications for any such right) owned by the Company are set out in the Disclosure Letter or the Data Room and the Company is the sole legal and beneficial owner of such rights (and, so far as the Seller is aware, material unregistered Intellectual Property) free from all charges, options, encumbrances and other rights (except as expressly provided in this Agreement and other agreements between the parties).

16.3
Copies (or, in the case of unwritten licences, agreements or arrangements, details) of all material licences, agreements and arrangements relating to Intellectual Property entered into by the Company (or under which the Company obtains any benefit, or is bound (other than those to which the Purchaser is a party) are set out in the Disclosure Letter (the “IP Licences”). Neither the Company nor any of its Subsidiaries has committed any material breach of the IP Licences and, so far as the Seller is aware, no other party to such IP Licences has committed any material breach.

16.4	So far as the Seller is aware, no third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of, any Intellectual Property owned by the Company.

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16.5
So far as the Seller is aware, the activities of the Company do not infringe or make unauthorised use of, and have not infringed or made unauthorised use of, any Intellectual Property of any third party.

17.	INFORMATION TECHNOLOGY

17.1
Summary details of all material Information Technology which is owned by the Company or which is used by, or on behalf of the Target Group including any Proprietary Software (other than licence agreements for “shrink-wrap” software or other non-bespoke software which is available on standard terms) are set out in the Disclosure Letter. The Company or a member of the Target Group solely owns or is validly licensed to use all such Information Technology and there are no existing or, so far as the Seller is aware, pending disputes in relation to any of them.

17.2
Copies (or, in the case of unwritten agreements or arrangements, details) of all agreements relating to Information Technology required to be disclosed under sub-paragraph 17.1 to which the Company is a party are set out in the Disclosure Letter (other than licence agreements for “shrink-wrap” software or other non-bespoke software which is available on standard terms).

18.	PROPERTY

Relevant Properties

18.1
The Relevant Properties are the only Properties owned, used or occupied by the members of the Target Group.  Each of the Relevant Properties is used and occupied for the purpose of the business of a member of the Target Group.  No person other than a member of the Target Group has any right of occupation or possession of any of the Relevant Properties.

Leasehold property

18.2	In relation to each Relevant Property which is leasehold:

(a)	the Relevant Property is held under the terms of the lease (the “Lease”) briefly referred to in Attachment 2 (Relevant Properties);

(b)	there are no rent reviews outstanding or exercisable by the lessor from a date prior to the Completion Date;

(c)
the rent and all other sums payable under the Lease have been paid to date, all material covenants and conditions on the part of the tenant contained in the Lease or in any licence, consent or other document entered into supplemental to the Lease, have been observed and performed to date in all material respects, no breaches by the tenant have been waived or acquiesced in and, so far as the Seller is aware, the Lease is valid and in full force; and

(d)	all consents necessary for the creation of the Lease or any dealings with it have been obtained.

18.3
Except in relation to the Relevant Property, so far as the Seller is aware, no member of the Target Group has any material liability (actual or contingent) arising out of a conveyance, transfer, lease, tenancy, licence, agreement, guarantee, indemnity or other document relating to land, premises or an interest in land or premises.

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18.4
So far as the Seller is aware no notices, complaints or requirements have been issued or made by any competent authority or undertaking exercising statutory or delegated powers in relation to any Relevant Property and the Seller is not aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

18.5
So far as the Seller is aware, there exists no material dispute between the Seller and any landlord of any Relevant Property and the Seller is not aware of any circumstances which may give rise to such a dispute.

19.	EMPLOYMENT

19.1
The Disclosure Letter contains details (which are true and complete in all material respects as at the date of this Agreement) of (i) the position, length of service, remuneration, notice periods, employing entity and benefits; (iii) any bonus schemes, share incentive schemes, share option schemes, profit share schemes or commission schemes and entitlements (including future entitlements such as retention payments) whether under these schemes or otherwise; and (iii) all handbooks, policies  and other documents containing provisions (whether contractual or not) of each of the Employees.

19.2	No person has a consultancy contract, a contract for personal services or a commercial agency contract (written or otherwise) with the Company or any Subsidiary.

19.3
As at the date of this Agreement, no Employee has given written notice terminating his contract of employment or is under notice of dismissal nor is the Seller aware that any Employee intends to give such notice.

19.4	No offer of employment or engagement has been made by the Target Group that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

19.5
Save for the contract of employment between  FSML and Ian Mallery (which is terminable by FSML on 12 months notice), all contracts of employment between the Company or any Subsidiary and its or their Employees are terminable at any time on not more than six months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company or any Subsidiary other than wages, commission or pension.

19.6
The acquisition of the Shares by the Purchaser and /or compliance with the terms of this Agreement will not entitle any Employee to terminate his or her employment or receive any payment, additional period of notice or other benefit or to treat himself or herself as dismissed or released from any obligation.

19.7
Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Employees any redundancy payment scheme or arrangement (whether contractual, discretionary or customary) which would result in any Employee being entitled to receive any payment in addition to a statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

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20.	TAX

20.1
All material Tax Returns which should have been made by a member of the Target Group have been made within the requisite period, are, so far as the Seller is aware, complete and accurate in all material respects, are not, so far as the Seller is aware, the subject of any dispute with or claim by any Tax Authority and, so far as the Seller is aware, all material amounts of Tax which any member of the Target Group has become liable to pay has been paid.

20.2
So far as the Seller is aware, no material action, suit, proceeding or audit or any notice of inquiry of any of the foregoing is pending, or has been threatened in writing, against or with respect to a member of the Target Group regarding Tax.

20.3
Each member of the Target Group is resident in its country of incorporation for Tax purposes and, so far as the Seller is aware, no claim has been made against a member of the Target Group by a Tax Authority in a jurisdiction where such member of the Target Group does not file tax returns so that such member of the Target Group is or may be subject to Tax in such jurisdiction.

20.4
So far as the Seller is aware, there are no material liens for Tax upon any asset of a member of the Target Group (in each case, other than liens for current Taxes not yet due) and no asset of a member of the Target Group is subject to any security interest arising in connection with any failure (or alleged failure) to pay Tax.

20.5
So far as the Seller is aware, each member of the Target Group has complied in all material respects with all applicable statutory requirements, orders, provisions, directions or conditions relating to VAT and UK insurance premium tax.

20.6
All documents in the possession of a member of the Target Group or to the production of which a member of the Target Group is entitled which attract stamp duty and may be necessary for a member of the Target Group in proving or relying on such documents for the purposes of any litigation in which a member of the Target Group is involved or in connection with any Tax matter have been duly stamped.

20.7
No transaction in respect of which any consent or clearance was required or sought from any Tax Authority has been entered into or carried out by any member of the Target Group without such consent or clearance having first been properly obtained.

20.8
Neither the execution or completion of this Agreement, nor any event since the Accounts Date, will result in any charge to Tax arising in any member of the Target Group under section 179 of the Taxation of Chargeable Gains Act 1992 (TCGA), sections 780 or 785 of the Corporation Tax Act 2009 (CTA 2009) or sections 345 and 346 of the CTA 2009.

20.9	Since the Accounts Date, no member of the Target Group has entered into, or agreed to enter into, an election under sections 171A or 179A of the TCGA or section 792 of the CTA 2009.

20.10
So far as the Seller is aware, all material transactions and arrangements made by any member of the Target Group with a related party (under applicable law as it relates to transfer pricing or its equivalent in any jurisdiction) have been made on arm’s length terms.  So far as the Seller is aware, no notice or enquiry has been made by any Tax Authority in connection with any such transactions or arrangements.

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21.	PENSIONS

21.1
Other than the BlackRock Group Personal Pension Scheme, there is no agreement or arrangement under which the Company or any of the Subsidiaries has or may have any obligation to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees.

21.2	Neither the Company nor any Subsidiary has ever participated in any pension scheme or arrangement which provides defined benefit pension benefits.

22.	CLAIMS AND REINSURANCE

22.1
The Disclosure Letter contains details of all reinsurance contracts providing cover for Syndicate 1861 for the 2009 to 2012 years of account. Each of these reinsurance contracts complies with Syndicate 1861's approved reinsurance buying procedures. So far as the Seller is aware, each of these reinsurance contracts is valid and enforceable and is not void or voidable and no member of the Target Group has done anything or omitted to do anything which might make any of these reinsurance contracts void or voidable.

22.2
Any losses of which the Seller is aware which may be covered under the reinsurance contracts providing cover for Syndicate 1861 for the 2009 to 2012 years of account have been notified to the relevant reinsurers in accordance with any terms and conditions applicable to such reinsurance contracts and, save where such notification has been withdrawn, the respective reinsurers have either (a) accepted coverage for such loss(es) (subject always to the terms and conditions (including policy limits and deductibles) applicable to such reinsurance contracts), or if not, then (b) the Seller is not aware of any reason why the respective reinsurers may not accept coverage for such loss(es), subject to such terms and conditions.

22.3
So far as the Seller is aware, the Factual Information (if any) set out in Documents 2.5.7 (1861 Group Earned Report), 3.7 (1861 Group Reserving 2011q3), 3.11 (RiskCodes), 3.16 (1861 Group Reserving 2011q4), 3.32 (1861 Group Reserving 2011 q4 Dec data), 3.41 (1861 Reserves Re ANV sent.xls) and 6.2.3 (Headline Incurred Ultimates with Reinsurance Information) and Section 4.7 (Lloyd's Rate Monitoring) and the Factual Information (if any) provided to Ernst and Young for the preparation of the Statement of Actuarial Opinion dated 29 March 2012, was accurate and complete in all material respects as at the date on which such Factual Information was prepared or compiled or, if earlier, the date “as at” which such Factual Information was prepared or compiled.

22.4
The Factual Information (if any) contained in Document 3.35 (Reserve Percentiles) was copied properly from the relevant computer systems used by the Target Group or the Retained Group (as applicable) without the introduction of any material error or omission.

For the purposes of Warranties 22.3 and 22.4, “Factual Information” means any statement of fact with respect to a particular matter provided that a statement of fact shall not include any forecast, estimate, protection, statement of intent, opinion or belief or, without prejudice to the foregoing, any forward looking statement or forward looking matter of any kind.

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22.5
Without prejudice to sub-paragraphs 7.1 and 7.2 (Actuarial Matters) of Schedule 4 of this Agreement(the operation and effect of which shall not be affected in any way to the detriment of the Seller by this Warranty 22.6), so far as the Seller is aware, the estimate of Syndicate 1861’s unpaid losses and loss adjustment expenses as of 31 December 2011 as provided in the document entitled Q4 2011 Syndicate Reserve Analysis and dated 2 February 2012 (Document 3.15 of the Data Room) (the “Estimate”) was, in the opinion of FSML on the date of such document, the actuarial central best estimate of Syndicate 1861’s unpaid losses and loss adjustment expenses as of 31 December 2011 (the “Best Estimate”), subject always to the reserving process and methodology that was applied and carried out in connection with the preparation thereof. For the avoidance of doubt, no representation, warranty, assurance or undertaking of any kind is given by the Seller as to whether the Estimate or any part thereof was in fact the best estimate that could have been procured in respect of Syndicate 1861’s unpaid losses and loss adjustment expenses as of 31 December 2011 at the relevant date (or any other date) or that the Estimate will ultimately prove to be correct or in any way adequate or sufficient.

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SCHEDULE 4
(Limitations on the Seller’s liability)

1.	Limitation on quantum

Save in the case of fraud, including fraudulent concealment:-

1.1	The Seller shall not be liable in respect of any Relevant Claim unless and until:

(a)
the Seller’s liability in respect thereof exceeds £30,000, in which case the whole amount of such claim shall be capable of being claimed and not merely the excess over £30,000, provided that a series of related claims arising from the same facts or circumstances may be treated as one single claim for the purposes of this sub-paragraph (a)); and

(b)
the aggregate amount of all such claims for which the Seller is liable and are not excluded by sub-paragraph (a) exceeds £2,500,000, provided that, once the Seller’s aggregate liability in respect of all such claims has exceeded such sum, the Seller shall only be liable under the Warranties or the Tax Covenant (as applicable) to the extent that its aggregate liability in respect of all such claims exceeds £2,500,000.

1.2	The total aggregate liability of the Seller under this Agreement and the Tax Covenant shall not in any event exceed an amount equal to £10,000,000.

2.	Time limits for bringing claims

2.1
No Relevant Claim shall be brought against the Seller in respect of any of the Warranties or under the Tax Covenant unless the Purchaser shall have given to the Seller written notice of such claim specifying in reasonable detail the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof:

(a)	subject to sub-paragraph 2.1(b), on or before the date falling 18 calendar months after the date of Completion; or

(b)	in respect of any claims under the Tax Warranties or the Tax Covenant, not later than the fifth anniversary of the date of Completion.

2.2
Any Relevant Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiry of six months after the date of the notice being served in accordance with sub-paragraph 2.1 of Schedule 4 unless legal proceedings in respect of it have been commenced by both being issued and served.

2.3	Where the matter or default giving rise to a breach of any Warranty is capable of remedy, the Purchaser may not bring a claim unless:

(a)	notice of the breach is given to the Seller within 30 Business Days of the Purchaser becoming actually aware of the matter or default and the relevant breach; and

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(b)
the matter or default (where capable of being remedied) is not remedied at the Seller’s cost without any loss, cost or liability being suffered or incurred by the Purchaser and otherwise to the reasonable satisfaction of the Purchaser within 30 Business Days after the date on which such notice is given.

3.	Specific limitations

3.1	The Seller shall not be liable in respect of a Relevant Claim (other than a Tax Claim) to the extent that the matter giving rise to or the loss arising from the claim:

(a)
would not have arisen or occurred but for a voluntary transaction, act or omission carried out or effected by, or otherwise on the part of, any member of the Purchaser’s Group or any person connected with any such member after Completion other than where any such transaction, act or omission is (i) required by law, (ii) pursuant to a legally binding agreement entered into by a member of the Target Group prior to Completion, or (iii) in the ordinary course of business of the Target Group as carried out prior to Completion;

(b)
results from a change after Completion in the length of any accounting period for Tax purposes of any Company and/or any Subsidiary, or (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the Company and/or relevant Subsidiary at Completion) a change after Completion in any accounting policy or Tax reporting practice of the Company and/or any Subsidiary;

(c)	occurs as a result of or is otherwise attributable to:

(i)
any legislation not in force at the date of this Agreement or any change of law, regulation, directive or requirement (or their interpretation by any court of law or tribunal) or published administrative practice occurring after the date of this Agreement;

(ii)	any increase after the date of this Agreement in any rate of Tax;

(d)
is an amount which any member of the Target Group recovers under the terms of any insurance policy or reinsurance agreement of any member of the Target Group which is in force at the Completion Date (and whether or not in force at the time of the matter giving rise to the Relevant Claim), provided that the Purchaser shall and shall procure that each member of the Target Group shall use its reasonable endeavours to procure such recovery;

(e)
arises as a consequence of any act or omission under or pursuant to the terms of any Share Purchase Document including the Steps Plan or at the written request of the Purchaser or member of the Purchaser's Group (including, following Completion, the Target Group); or

(f)	was taken into account in calculating a provision, reserve or accrual in the Accounts or the March 31 Balance Sheet.

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No duplication of liability

4.1
The Purchaser agrees with the Seller that, in respect of any matter which may give rise to a liability of the Seller under this Agreement, including a Relevant Claim, or a claim under the Tax Covenant:

(a)	no such liability (or liabilities arising out of the same matters or set of matters) shall be met more than once;

(b)	to the extent that such liability is satisfied by way of a claim under any Warranty, the Seller’s liability under the Tax Covenant in respect of the same matter is reduced accordingly; and

(c)
any liability with respect to such matter to any member of the Purchaser's Group shall be deemed to be satisfied by the satisfaction of the liability with respect to such matter to any other of them, provided that the amount of each liability, loss and cost suffered or incurred by the Purchaser shall have been recovered in full (without application of this Schedule 4) by the Purchaser under this Agreement or the Tax Covenant.

Recovery from Third Parties

5.1
Where any member of the Purchaser’s Group is or becomes aware that it is entitled (whether under any Target Group insurance or by way of payment, discount, credit, set off, counterclaim or otherwise) to recover or seek recovery from any third party any sum in respect of any loss, damage or liability which is or is reasonably likely to be the subject of a Relevant Claim against the Seller under this Agreement (other than in respect of a claim under the Tax Warranties), the Purchaser shall give notice thereof as soon as possible to the Seller and, if so required by the Seller, the Purchaser shall take or procure such member of the Purchaser’s Group to take all such steps or proceedings as the Seller may reasonably require to effect such recovery including, without limitation, the issuing of proceedings.  The Seller may, with the Purchaser's written consent, also direct and control the conduct of any such proceedings, subject first agreeing to indemnify the Purchaser, in relation to any liabilities and costs incurred by the Purchaser in relation to the pursuance of such proceedings.  Nothing in this paragraph 5.1 shall prejudice the right of the Purchaser to seek recovery from the Seller of any such amounts that the Purchaser has been unable to recover from any such third party where the Seller is liable for such amounts under this Agreement.

5.2
The Purchaser shall procure that the Seller is kept fully informed of all progress and is provided with all information and reports concerning any such steps or proceedings taken by any member of the Purchaser’s Group. No steps shall be taken by any member of the Purchaser’s Group to enter into any settlement with a third party without the prior written consent of the Seller (not to be unreasonably withheld).

5.3
If any such sum as is referred to in sub-paragraph 5.1 of Schedule 4 is recovered by any member of the Purchaser’s Group from the third party (a “Recovered Sum”), the Purchaser shall as soon as practicable after receipt pay to the Seller the amount of the Recovered Sum less (i) all reasonable costs incurred by such member of the Purchaser’s Group in recovering the Recovered Sum from the third party and (ii) any Tax payable in respect of the Recovered Sum.

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5.4
If the Seller makes any payment in respect of a claim under the Warranties (other than Tax Warranties) and the Company has received a monetary benefit, payment or refund as a result of the matter giving rise to the claim which the Seller can demonstrate was not taken into account in computing the liability of the Seller in respect of the claim and would have reduced the liability had this been so, the Purchaser shall forthwith pay to the Seller a sum equal to the amount by which the liability would have been reduced provided such payment shall not be greater than the amount of such benefit, payment or refund as the case may be.

5.5
Notwithstanding the terms of paragraphs 5 and 6 of this Schedule 4, nothing shall oblige the Purchaser to breach any law or to take any step which would cause the Purchaser to lose legal privilege in respect of any relevant matter.

Third party claims

6.1
Upon any of any member of the Purchaser’s Group becoming aware of any circumstance which could result in a claim under the Warranties (other than the Tax Warranties), the Purchaser shall promptly give written notice of that circumstance (including reasonably sufficient details of such circumstance, the due date for any payment, the time limits for any appeal, and so far as practicable the amount involved) to the Seller and the Purchaser shall further procure that such member of the Purchaser’s Group shall, at the Seller's reasonable cost, take such action and give such information and assistance in connection with the affairs of the relevant entity as the Seller may reasonably request to avoid, resist, appeal or compromise the circumstances giving rise to the claim.

6.2
The Seller shall, subject to first agreeing to indemnify the Purchaser in relation to any liabilities and costs incurred by the Purchaser in relation to the pursuance of such proceedings, have the right (if it wishes) to control any proceedings taken in connection with such action, and shall in any event be kept fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all correspondence and documentation relating to such claim.

6.3
The Purchaser shall procure that no claim, action or issue in respect of which the Seller could be required to make a payment under this Agreement is settled or otherwise compromised without the Seller’s prior written consent, such consent not to be unreasonably withheld or delayed, and the Purchaser shall use reasonable endeavours to ensure that each member of the Purchaser’s Group (and any of their respective advisers), shall not submit any correspondence or return or send any other document to any person where the Purchaser or any such person is aware that the effect of submitting such correspondence or return or sending such document would be likely to put such person on notice of any matter which could give rise to, or could increase, a claim under this Agreement, without first affording the Seller a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so.

Actuarial Matters

7.1
The Purchaser acknowledges and agrees with the Seller that the Purchaser is responsible for assessing the extent to which it requires appropriate independent actuarial advice relating to the purchase of the Shares and the terms of the Share Purchase Documents.

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7.2
None of the Warranties nor any other provision of this Agreement shall be construed as a representation or warranty as to any judgement  based on actuarial principles, practices or analyses by whomsoever made or as to the future fulfilment of any assumption or otherwise concerning the reserves for losses (whether case reserves or reserves for incurred but not reported or not enough reported claims), loss adjustment expenses or uncollectible reinsurance (the “Reserves”) including (i) whether such reserves are adequate or sufficient or (ii) whether such reserves were calculated, established or determined in accordance with any actuarial, statutory or other standard (save that, for the avoidance of doubt only and without prejudice to the effect of the provisions of this paragraph 7.2, this shall not mean that the Estimate referred to in Warranty 22.5 was not in fact the Best Estimate referred to in, but subject always to the terms of, that Warranty), or concerning any financial statement “line item” or asset, liability or equity amount which would be affected thereby.  In particular, and without prejudice to the generality of the foregoing:

(a)
notwithstanding anything otherwise contained in this Agreement, no provision of any such document shall be construed as constituting, directly or indirectly, such a representation or warranty and none of the Seller or any member of the Retained Group nor any of its or their officers or employees or advisers shall be under any liability to any member of the Purchaser’s Group or any other person to the extent that (for whatever reason) that member of the Purchaser’s Group or other person suffers any loss or liability as a consequence of its, or its advisers’, assessment of the adequacy of the amount of the Reserves being in any way inaccurate, including any liability under any other representations or warranty contained in this Agreement, save to the extent that such inaccuracy was caused by a breach of Warranties 22.3 and 22.4, inclusive (in which event the Seller shall be liable only to the Purchaser and the Purchaser’s only recourse shall be a claim for breach of Warranties 22.3 and 22.4, subject always to the terms and conditions of this Agreement);

(b)
no representation or warranty is made by or on behalf of the Seller or any member of the Retained Group as to the accuracy of any forecasts, assumptions, estimates, calculations, projections, statements of intent or statements of honestly expressed opinion contained in any actuarial information provided to the Purchaser; and

(c)
if there is any conflict between the provisions of this paragraph 7 of Schedule 4 and any other provision of this Agreement or of any document to be executed pursuant to this Agreement, the provisions of this paragraph 7 of Schedule 4 shall prevail.

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Contingent and unquantifiable liabilities

8.1
If any Relevant Claim is made within the time limits referred to in paragraph 2 of Schedule 4 in respect of a liability which, at the time such claim is notified to the Seller, is contingent or is unquantifiable, then the Seller shall not be under any obligation to make any payment in respect of such Relevant Claim to the extent (but only to the extent) that such liability is contingent or unquantifiable unless and until such liability ceases to be contingent or unquantifiable. Sub-paragraph 2.2 of Schedule 4 shall be amended in relation to such Relevant Claim so as to require legal proceedings to be commenced within 12 months of the date on which such liability ceases to be contingent or becomes capable of being quantified, as the case may be.

Mitigation

9.1	Nothing in this Agreement shall be deemed to relieve the Purchaser from any common law or other duty to mitigate any loss or damage incurred by it as a result of any of the Warranties being untrue.

Accuracy of Information

10.1
Without prejudice to clause 7 (Seller's Warranties and Covenants), Schedule 3 (Warranties) and clause 20 (Entire Agreement) and, the Purchaser acknowledges and agrees that the Seller does not give or make, nor shall there be implied, any warranty as to forecasts, estimates, projections, statements of intent, statements of opinion or belief, or other forward looking statements provided to the Purchaser, any member of the Purchaser’s Group or any of their professional advisors (howsoever provided) on or prior to Completion, including (without limitation), any information in the Data Room or the Disclosure Letter or any Supplementary Disclosure Letter or the information supplied to or made available to the Purchaser, any member of the Purchaser’s Group or any of their professional advisers, during the due diligence review.

Tax Covenant

11.1	The provisions of the Tax Covenant shall, to the extent provided for therein, also apply to reduce or limit the liability of the Seller under this Agreement.

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SCHEDULE 5
(Purchaser’s Warranties)

1.	The Purchaser is a company duly incorporated and organised and validly existing under the laws of The Netherlands.

2.
The Purchaser has the power and authority required to enter into this Agreement and, subject to the satisfaction or waiver of the Conditions in accordance with this Agreement, to perform fully its obligations under it in accordance with its terms.

3.	Neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

(a)	a violation or breach of any provision of the articles of association of the Purchaser;

(b)	a breach of, or give rise to a default under, any contract or other instrument to which the Purchaser is a party or by which it is bound;

(c)
a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Purchaser or any of its assets; or

(d)
a requirement for the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been applied for, obtained or made at Completion.

4.	This Agreement constitutes valid and legally binding obligations of the Purchaser enforceable in accordance with its terms.

5.
No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Purchaser or for the appointment of any provisional liquidator.  No petition has been presented for an administration order to be made in relation to the Purchaser, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Purchaser.  No events or circumstances analogous to any of those referred to in this sub-paragraph 5 have occurred in any jurisdiction outside England.

6.	The Purchaser is not:

(a)	a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning it or any of its assets; nor

(b)
(so far as the Purchaser is aware) the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending and the Purchaser has not received any notice of such governmental, regulatory or official investigation or enquiry.

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EXECUTED as a DEED by
FLAGSTONE (GIBRALTAR) LIMITED by                                                                                  __________________
______________________________ and                                                                                 Authorised Signatory

______________________________,                                                                                        __________________
being persons who, in accordance with the                                                                                   Authorised Signatory
laws of Gibraltar, are acting under its authority

EXECUTED as a DEED by
ANV RISK BV by
                                                __________________
______________________________                                                                                     Authorised Signatory

______________________________,                                                                                     __________________
being persons who, in accordance with the laws of                                                                  Authorised Signatory
The Netherlands, are acting under its authority

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Attachment 1

Part A
(Basic Information about the Company)

1.	Registered number		:	06431502
2.	Date of Incorporation		:	20/11/2007
3.	Place of Incorporation		:	United Kingdom
4.	Address of registered office		:	4th Floor 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA
5.	Class of company		:	Private Limited
6.	Authorised share capital		:	£1,000,000
7.	Issued share capital		:	£744,000
8.	Members
	Full name:	Registered address		Number of shares held
	Flagstone (Gibraltar) Limited	PO Box 147, Suite 1, Burns House, 19 Town Range, Gibraltar		744,000 A ordinary shares
9.	Directors
	Full name:	Address		Nationality
	Howard James Cheetham	Little Beeches Cobham Way, East Horsley Leatherhead Surrey KT24 5BH		British
	Karl Geoffrey Grieves	73 Cinnabar Wharf East 28 Wapping High Street London UNITED KINGDOM E1W 1NG		British
	Guy Edward Burling Swayne	Wellesley House 2nd Floor 90 Pitt’s Bay Pembroke Bermuda Bermuda HM08		British

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9.	Secretary
	Full name:	Address
	Karl Geoffrey Grieves	73 Cinnabar Wharf East 28 Wapping High Street London UNITED KINGDOM E1W 1NG
10.	Accounting reference date		:	31 December
11.	Auditors		:	Deloitte LLP, London

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Attachment 1

Part B
(Basic information about the Subsidiaries)

1.	Flagstone Syndicate Management Limited

(A)	Registered number		:	00747594
(B)	Date of Incorporation		:	22/01/1963
(C)	Place of Incorporation		:	United Kingdom
(D)	Address of registered office		:	4th Floor 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA
(E)	Class of company		:	Private Limited
(F)	Authorised share capital		:	£500,000
(G)	Issued share capital		:	£186,250
(H)	Members
	Full name:	Registered address		Number of shares held
	Flagstone Holdings (UK) Limited	4th Floor 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA		186,250 ordinary shares
(I)	Directors
	Full name:	Address		Nationality
	Karl Geoffrey Grieves	73 Cinnabar Wharf East 28 Wapping High Street London UNITED KINGDOM E1W 1NG		British
	Richard John Ronald Housley	4th Floor, 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA		British

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Anthony Piers Latham	Wyngates Pennymead Drive East Horsley Leatherhead Surrey UNITED KINGDOM KT24 5AH	British
Iain Falconer Macdowall	31 Liskeard Gardens Blackheath London SE3 0PE	British
Ian Richard Mallery Andrew Roman Bak	9 Fen Meadow Ightham Kent TN15 9HT 8 Compton Avenue Hutton Brentwood Essex CM13 2HH	British British
Nicholas Charles Thoresby Pawson	7 Edenhurst Avenue London SW6 3PD	British
Guy Edward Burling Swayne	12 Cross Bay Road Southampton SN02 BERMUDA	British
Frederic Jean Felix Traimond	4th Floor, 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA	French
Cynthia Louise Hallman	4th Floor, 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA	Canadian
Anthony Philip Hulse	4th Floor, 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA	British

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(J)	Secretary
	Full name:	Address
	Iain Falconer Macdowall	31 Liskeard Gardens Blackheath London SE3 0PE
(K)	Accounting reference date		:	31 December
(L)	Auditors		:	Deloitte LLP, London
2.	Mosaic Underwriting Services (UK) Limited

(A)	Registered number		:	6902763
(B)	Date of Incorporation		:	12/05/2009
(C)	Place of Incorporation		:	United Kingdom
(D)	Address of registered office		:	4th Floor 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA
(E)	Class of company		:	Private Limited
(F)	Authorised share capital		:	£100
(G)	Issued share capital		:	£1
(H)	Members
	Full name:	Registered address		Number of shares held
	Flagstone Holdings (UK) Limited	4th Floor 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA		1 ordinary share

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(I)	Directors
	Full name:	Address		Nationality
	Karl Geoffrey Grieves	73 Cinnabar Wharf East 28 Wapping High Street London UNITED KINGDOM E1W 1NG		British
	Christopher John Jarvis	4th Floor, 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA		British
(J)	Secretary
	Full name:	Address
	Karl Geoffrey Grieves	73 Cinnabar Wharf East 28 Wapping High Street London UNITED KINGDOM E1W 1NG		British
(K)	Accounting reference date		:	31 December
(L)	Auditors		:	None
3.	Flagstone Corporate Name Limited

(A)	Registered number	:	06705037
(B)	Date of Incorporation	:	23/09/2008
(C)	Place of Incorporation	:	United Kingdom
(D)	Address of registered office	:	4th Floor 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA
(E)	Class of company	:	Private Limited
(F)	Authorised share capital	:	£1,000,000
(G)	Issued share capital	:	£50,000

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(H)	Members
	Full name:	Registered address		Number of shares held
	Flagstone Holdings (UK) Limited	4th Floor 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA		50,000 ordinary shares
(I)	Directors
	Full name:	Address		Nationality
	Karl Geoffrey Grieves	73 Cinnabar Wharf East 28 Wapping High Street London UNITED KINGDOM E1W 1NG		British
	Howard James Cheetham	Little Beeches Cobham Way, East Horsley Leatherhead Surrey KT24 5BH		British
(J)	Secretary
	Full name:	Address
	Karl Geoffrey Grieves	73 Cinnabar Wharf East 28 Wapping High Street London UNITED KINGDOM E1W 1NG		British
(K)	Accounting reference date		:	31 December
(L)	Auditors		:	Deloitte LLP, London
4.	Flagstone do Brasil Marketing Ltda

(A)	Registered number	:	10.525.551/0001-22; municipal registration: 437.663-3

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(B)	Date of Incorporation		:	03/09/2009
(C)	Place of Incorporation		:	Brazil
(D)	Address of registered office		:	Avenida Almirante Barroso, No 52, room2401 (parte), Centro, Rio De Janeiro 20.031-918, Brazil
(E)	Class of company		:	Private Limited
(F)	Authorised share capital		:	R$82,850
(G)	Issued share capital		:	R$82,850
(H)	Members
	Full name:	Registered address		Number of shares held
	Flagstone Syndicate Management Ltd Mariana Luz	4th Floor 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA Rua Fonte Da Saudade 61 AP 608 Lagoa 170640 Rio de Janeiro		82,849 1
(I)	Directors
	Full name:	Address		Nationality
	Mariana Luz	Rua Fonte Da Saudade 61 AP 608, Lagoa 170640 Rio de Janeiro		Brazilian

(J)	Secretary
	Full name:	Address
	n/a	n/a		n/a

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(K)	Accounting reference date	:	31 December
(L)	Auditors	:	None
5.	Mosaic Underwriting Services, Inc.

(A)	Registered number		:	090612000547
(B)	Date of Incorporation		:	1st June 2009
(C)	Place of Incorporation		:	New York
(D)	Address of registered office		:	One Grand Central Plaza 60 East 42nd Street, Suite 2140 New York, NY 10165 USA
(E)	Class of company		:	Corporation
(F)	Authorised share capital		:	200 shares – without nominal or par value
(G)	Issued share capital		:	200 shares – without nominal or par value
(H)	Members
	Full name:	Registered address		Number of shares held
	Flagstone Holdings (UK) Ltd	4th Floor 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA		200
(I)	Directors
	Full name:	Address		Nationality
	Karl Geoffrey Grieves	73 Cinnabar Wharf East 28 Wapping High Street London UNITED KINGDOM E1W 1NG		British

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	Christopher John Jarvis Tom Guarnera American Jeff Kaufman American	4th Floor, 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA 60 East 42nd Street, Suite 2140, New York NY 10165, USA 60 East 42nd Street, Suite 2140, New York NY 10165, USA		British
(J)	Secretary
	Full name:	Address
	William Fawcett	2nd Floor, Wellesley House, 90 Pitt's Bay Road, Pembroke HM08		American
(K)	Accounting reference date		:	31st December
(L)	Auditors		:	Deloitte & Touche

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Attachment 2

(Relevant Properties)

BASED ON DATA ROOM

1.	Leasehold properties

Present lessee (owner)	Date of lease	Parties	Term	Current rental	Short description	Use
Flagstone Syndicate Management Limited	28 September 2006 (subject to Deed of Rectification of Lease dated 18 February 2009)	(1) Lombard Property S.a.r.l; (2) Flagstone Syndicate Management Limited	A term of years commencing on 25 December 2010 and expiring on 23 December 2013	£109,836 per annum subject to rent review	Lower Ground Floor Offices, Birchin Court, 19-25 Birchin Lane, London EC3	High class offices within use Class B1 (a)
Flagstone Syndicate Management Limited1	15 July 2010	(1)The Prudential Assurance Company Ltd; (2) Flagstone Syndicate Management Limited	15 July 2010 to 14 July 2020	£410,891.50 per annum	4th Floor, 1 Minster Court Mincing Lane London ENGLAND EC3R 7AA	Office space
Mosaic Underwriting Services Inc.	15 September 2010	(1) Lincoln Building Associates L.L.C. (2) Mosaic Underwriting Services Inc. NB Guarantee given by Flagstone Syndicate Management Limited
A term to commence on the mutual execution and delivery of this lease and to expire on the last day of the month in which the seventh (7th) anniversary of the "Rent Commencement Date" shall occur
15 September 2010 to 14 December 2017
				$180,564 per annum up to the fourth anniversary, at which point the rent shall be $189,372 per annum	Suite 2140, One Grand Central Place, 60 East 42nd Street, New York, New York	Offices for the conduct of Tenant’s business as a reinsurance and insurance company and for no other purpose
FSML also rents a box in the Lloyd’s Building, 1 Lime Street, London. This box is held until terminated by the Company on 3 months’ advance written notice, for a rent of £111,951.18 per annum2.

FSML shares the facilities of Lloyd’s Escritório de Representação no Brasil Ltda. at Av. Almirante Barroso, n. 52, 2401 in the City and State of Rio de Janeiro (the "Facilities"). The permitted purpose is for the carrying on of activities of representation in Brazil of 4472 under the arrangement administered by Lloyd’s Escritório de Representação no Brasil Ltda. The cost of the office space is based on the number of square feet which is occupied in proportion to the total square footage of the Facilities.  This is held until terminated by the either party on 3 months’ advance written notice.

1 This information is taken from the excel document in the data room named "Global Facilities".

2 This figure is taken from the excel document in the data room named "Global Facilities".

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2.	Subleases

Present lessee (owner)	Date of lease	Parties	Term	Current rental	Short description	Use
Resolute Management Limited	17 February 2010	(1) Flagstone Syndicate Management Limited; (2) Resolute Management Limited	A term of years commencing on 25 December 2010 and expiring on 22 December 2013	£87,874.37 per annum subject to rent review	Lower Ground Floor, Birchin Court, 19-25 Birchin Lane, London EC3	High class offices within use Class B1 (a)
Flagstone Representatives (US), Inc.	1 September 2011	(1) Mosaic Underwriting Services Inc. (2) Flagstone Representatives (US), Inc.	The Term shall expire on 14 September 2017	$18,000 per annum and additional rent	A portion of Suite 2140, One Grand Central Place, 60 East 42nd Street, New York, New York	Offices for the conduct of Tenant’s business as a reinsurance and insurance company and for no other purpose i.e. only as permitted under the terms and provisions of the Master Lease

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Attachment 3

Intra-Group Contracts

Agreement	Date	Parties
Intercompany Fee Agreement	1 January 2009	Flagstone Reassurance Suisse SA Flagstone Capital Management Luxembourg SICAF-FIS Flagstone Corporate Name Limited
Operational Support Agreement	1 January 2010	Flagstone Syndicate Management Limited Flagstone Representatives Limited
Service Provider Operational Support Agreement	1 January 2010	Marlborough Underwriting Agency Limited (now Flagstone Syndicate Management Limited) Flagstone Finance SA
Service Recipient Operational Support Agreement	1 January 2010	Flagstone Finance SA Marlborough Underwriting Agency Limited (now Flagstone Syndicate Management Limited)
Service Recipient Operational Support Agreement	1 January 2010	Flagstone Finance SA Mosaic Underwriting Services Inc
Investment Management Agreement (as supplemented by letter dated 31 October 2011)	20 January 2011	Flagstone Syndicate Management Limited Flagstone Finance SA
Support Services Agreement	1 September 2011	Mosaic Underwriting Services Inc Flagstone Representatives (US) Inc
Office Space and Furniture Sublease	1 September 2011	Flagstone Representatives (US), Inc Mosaic Underwriting Services Inc
Operational Support Agreement	1 September 2009	Flagstone Management Services (Halifax Limited) Mosaic Underwriting Services Inc

Intellectual Property Cost-Sharing Agreement	1 January 2010	Flagstone (Bermuda) Holdings Limited Flagstone Reassurance Suisse SA Flagstone Reinsurance Africa Limited Flagstone Syndicate Management Limited

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Master Agreement for Framework of Intra Group Services	1 October 2010	Various members of Flagstone Group

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